SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

Martin Marietta Materials, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2015

Annual Meeting of

Shareholders and

Proxy Statement

April 16, 2015

Dear Fellow Shareholder:

The Directors and Officers of Martin Marietta Materials, Inc. join me in inviting you to attend Martin Marietta’s Annual Meeting of Shareholders on May 21, 2015. The formal notice of this meeting and the proxy statement describing the matters to be acted upon at the meeting accompany this letter.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting.

Thank you for your continued support of Martin Marietta.

Sincerely,

C. Howard Nye

Chairman of the Board,

President and Chief Executive Officer

MARTIN MARIETTA MATERIALS, INC.

2710 Wycliff Road, Raleigh, North Carolina 27607

Notice of Annual Meeting of Shareholders

To Be Held May 21, 2015

To Our Shareholders:

The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. will be held on Thursday, May 21, 2015, at 11:30 a.m. at our principal office located at 2710 Wycliff Road, Raleigh, North Carolina. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1)

To elect as Directors the four (4) nominees named in the attached proxy statement, each to serve for a term of three (3) years until the Annual Meeting of Shareholders in 2018, and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young, LLP as independent auditors for 2015;

(3)	To approve, by a non-binding advisory vote, the compensation of our named executive officers; and

(4)	Any other business as may properly come before the meeting.

All holders of record of Martin Marietta common stock (NYSE: MLM) at the close of business on March 13, 2015 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed proxy card and mail it promptly in the enclosed stamped envelope.

By Order of the Board of Directors,

Roselyn R. Bar

Senior Vice President, General

  Counsel and Secretary

Raleigh, North Carolina

April 16, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2015

Martin Marietta’s proxy statement, form of proxy card and 2014 Annual Report to Shareholders are also available for review on the Internet at ir.martinmarietta.com/reports.cfm.

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Martin Marietta Materials, Inc., a North Carolina corporation, to be held on Thursday, May 21, 2015, at 11:30 a.m. at Martin Marietta’s principal office, 2710 Wycliff Road, Raleigh, North Carolina. Martin Marietta’s audited financial statements and portions of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are being mailed to shareholders with this proxy statement.

This proxy statement, the proxy card, and the notice of meeting are being sent commencing on approximately April 16, 2015 to shareholders of record on March 13, 2015.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in the accompanying notice of annual meeting of shareholders. This statement is furnished in connection with the solicitation by Martin Marietta’s Board of Directors of proxies to be used at the meeting and at any and all adjournments or postponements of the meeting.

Whether or not you plan to attend the meeting, we encourage you to date, sign, and return your proxy in the enclosed envelope.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 13, 2015 are entitled to notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all the shares that you held on that date at the meeting, or any adjournments or postponements of the meeting.

What are the voting rights of the holders of Martin Marietta common stock?

Each share of Martin Marietta common stock is entitled to one vote on each matter considered at the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, beneficial owners presenting satisfactory evidence of ownership as of the record date, and invited guests of Martin Marietta may attend the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date constitutes a quorum, permitting shareholders to take action at the meeting. On March 13, 2015, there were 67,306,852 shares outstanding of Martin Marietta’s common stock, $.01 par value per share.

Who will oversee the voting results?

Votes cast by proxy or in person at the annual meeting will be tabulated by an independent inspector of election appointed by Martin Marietta’s Board of Directors for the annual meeting from American Stock Transfer & Trust Company, Martin Marietta’s transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions and broker non-votes (which are described below) will be counted as shares that are present and entitled to vote.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to Martin Marietta, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card or vote in person. Shareholders whose shares are held by brokers, banks, or other nominees who wish to vote at the meeting will need to obtain a proxy form from the institution that holds its shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your vote, you may revoke your proxy at any time prior to its exercise at the annual meeting (i) by filing with Martin Marietta’s Corporate Secretary an instrument revoking the proxy prior to the meeting, (ii) by the timely delivery to Martin Marietta’s Corporate Secretary, including at the meeting, of a subsequently dated and executed proxy, or (iii) if you attend the meeting, by voting your shares in person. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

How do I vote my 401(k) shares?

Each participant in Martin Marietta’s Savings and Investment Plan may direct the trustee as to the manner in which shares of common stock allocated to the plan participant’s account are to be voted. If the plan participant does not return a signed voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

Will my broker vote my shares for me if I do not give voting instructions? What are “broker non-votes”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares at their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals, such as the election of Directors or executive compensation matters. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a “broker non-vote.” The approval of the ratification of the appointment of independent auditors is not a proposal subject to this rule. Accordingly, if you want your broker to vote your shares on the election of Directors or the approval on an advisory basis of the compensation of our named executive officers, you must provide specific voting instructions to your broker. Conversely, any broker holding shares for you may vote your shares at their discretion with respect to the ratification of the appointment of independent auditors unless you give them specific instructions on how you wish for them to vote.

What vote is required to approve each item?

Martin Marietta amended its articles of incorporation following the 2013 annual meeting of shareholders to provide for majority voting in the election of Directors. As a result, in an uncontested Director election (i.e., an election where the only nominees are those proposed by our Board of Directors, such as at the 2015 annual meeting), Directors are elected by a majority of the votes cast by holders of our common stock present in person or by proxy at the meeting. For purposes of uncontested Director elections, a majority of votes cast means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast in the election of Directors and will have no effect on the outcome of the election of Directors.

Under North Carolina law, if an incumbent director is not re-elected at an annual meeting of shareholders, then, even though his or her term has expired, the incumbent director continues to serve in office as a holdover director until his or her successor is elected or until there is a decrease in the number of directors. North Carolina law further provides that if the shareholders fail to elect the full authorized number of directors, a board of directors may fill the vacancy by electing a successor. Accordingly, Martin Marietta’s articles of incorporation provide that if a nominee is not elected by a vote of the majority of the votes cast with respect to that nominee’s election, the Board of Directors may decrease the number of Directors, fill any vacancy or take other appropriate action.

Approval of the ratification of the selection of independent auditors, the approval on an advisory basis of the compensation of our named executive officers, and any other proposal presented at the meeting, will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Abstentions and broker non-votes, if any, will not be counted “for” or “against” any of these proposals.

Where can I find voting results for the Annual Meeting?

We will announce preliminary voting results at the conclusion of the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting.

Where can I find out more information about Martin Marietta?

Martin Marietta maintains a website at www.martinmarietta.com where you can find additional information about Martin Marietta. Visitors to the website can view and print copies of Martin Marietta’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of our Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee, Corporate Governance Guidelines, as well as our Code of Ethical Business Conduct are all available through the website. Alternatively, our shareholders and other interested parties may obtain, without charge, copies of all of these documents by writing to the Corporate Secretary, Martin Marietta, 2710 Wycliff Road, Raleigh, NC 27607. Please note that the information contained on Martin Marietta’s website is not incorporated by reference in, or considered to be a part of, this document.

Who is paying for this proxy statement?

The entire cost of preparing, assembling, printing, and mailing the Notice of Meeting, this proxy statement, and proxies, and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by Martin Marietta. In addition to use of the mail, proxies may be solicited by Directors, officers, and other regular employees of Martin Marietta by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. Martin Marietta will use the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in obtaining in person or by proxy shareholder votes. Martin Marietta estimates its expenses for solicitation services will not exceed $10,000. Martin Marietta will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Will any other matters be presented at the annual meeting?

At the time this proxy statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the annual meeting. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation, as well as a description of each proposal, is set forth in this proxy statement. The Board recommends a vote:

•	FOR the election of the nominated slate of Directors;

•	FOR the ratification of the selection of Ernst & Young LLP as independent auditors; and

•	FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers as described in this proxy statement.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2015

THIS PROXY STATEMENT, FORM OF PROXY CARD AND THE ACCOMPANYING ANNUAL REPORT ARE ALSO AVAILABLE AT IR.MARTINMARIETTA.COM/REPORTS.CFM.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of Martin Marietta’s stock?

The following table sets forth information with respect to the shares of common stock which are held by persons known to Martin Marietta to be the beneficial owners of more than 5% of such stock as of March 13, 2015. To the best of Martin Marietta’s knowledge, based on filings with the Securities and Exchange Commission as noted below, no person beneficially owned more than 5% of any class of Martin Marietta’s outstanding voting securities at the close of business on March 13, 2015, except for those shown below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.[1] 100 East Pratt St. Baltimore, MD 21202-1009	5,849,636	8.6%
The Vanguard Group[2] 100 Vanguard Boulevard V26 Malvern, PA 19355	4,822,568	7.2%
Nevada Asset Holding[3] 89 Nexus Way Camana Bay Grand Cayman KY1-9007 Cayman Islands	3,724,095	5.5%
First Eagle Investment Management, LLC[4] 1345 Avenue of the Americas New York, NY 10105-4399	3,492,792	5.2%
Baillie Gifford & Co.[5] Calton Square, 1 Greenside Row Edinburgh EH1 3AN Scotland	3,363,863	5.0%

[1]	As reported in Schedule 13G/A reporting beneficial ownership as of December 31, 2014 filed with the Securities and Exchange Commission on January 12, 2015.

[2]	As reported in Schedule 13G/A reporting beneficial ownership as of December 31, 2014 filed with the Securities and Exchange Commission on February 11, 2015.

[3]	As reported in Schedule 13G/A reporting beneficial ownership as of December 31, 2014 filed with the Securities and Exchange Commission on February 6, 2015.

[4]	As reported in Schedule 13G/A reporting beneficial ownership as of December 31, 2014 filed with the Securities and Exchange Commission on January 29, 2015.

[5]	As reported in Schedule 13G reporting beneficial ownership as of December 31, 2014 filed with the Securities and Exchange Commission on January 23, 2015.

How much stock do Martin Marietta’s Directors and executive officers own?

The following table sets forth information as of March 13, 2015 with respect to the shares of common stock that are beneficially owned by the Directors and nominees, the Chief Executive Officer, the Chief Financial Officer, and the three other executive officers who are listed in the Summary Compensation Table on page 45 of this proxy statement, individually, and by all Directors and executive officers of Martin Marietta as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership [1]
Roselyn R. Bar	73,476	[2]
Sue W. Cole	39,456	[3,4]
Daniel L. Grant	9,191	[2]
Anne H. Lloyd	93,841	[2]
David G. Maffucci	24,887	[3]
Donald A. McCunniff	17,092	[2]
William E. McDonald	32,115	[3]
Frank H. Menaker, Jr.	37,553	[3]
C. Howard Nye	179,863	[2]
Laree E. Perez	21,267	[3]
Michael J. Quillen	15,955	[3]
Dennis L. Rediker	19,739	[3]
Richard A. Vinroot	32,193	[3]
Stephen P. Zelnak, Jr.	103,191	[3]
All Directors and executive officers as a group (15 individuals including those named above)	719,665	[3,4,5]

[1]

As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power. None of the Directors or named executive officers individually own in excess of one percent of the shares of common stock outstanding. All Directors and executive officers as a group own 1.07% of the shares of common stock outstanding as of March 13, 2015. None of the shares reported are pledged as security.

[2]

The number of shares owned for each of Mr. Nye, Ms. Lloyd, Ms. Bar, Mr. McCunniff and Mr. Grant assumes that options held by each of them covering shares of common stock in the amounts indicated, which are currently exercisable within 60 days of March 13, 2015, have been exercised: Mr. Nye, 76,339; Ms. Lloyd, 38,915; Ms. Bar, 31,758; Mr. McCunniff, 2,624; and Mr. Grant, 0. The amounts reported also include common stock units credited to each of the named executives in connection with (i) their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan, and (ii) restricted stock awards (not including any performance share units) granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan, each in the following amounts: Mr. Nye, 12,989 and 50,566, respectively; Ms. Lloyd, 2,998 and 21,535, respectively; Ms. Bar, 2,379 and 17,796, respectively; Mr. McCunniff, 1,395 and 13,073, respectively; and Mr. Grant, 732 and 8,459, respectively. There are no voting rights associated with the stock units.

[3]

Amounts reported include (1) compensation paid on an annual basis that Directors have received in common stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors and (2) 910 restricted stock units that each Director received in 2014 as part of their compensation. The Directors do not have voting or investment power for their respective common stock units and restricted stock units. The number of common stock units credited to each of the Directors pursuant to the Common Stock Purchase Plan as of March 13, 2015 is as follows: Ms. Cole, 13,511; Mr. Maffucci, 8,568; Mr. McDonald, 15,796; Mr. Menaker, 18,630; Ms. Perez, 4,948; Mr. Quillen, 5,636; Mr. Rediker, 9,420; Mr. Vinroot, 15,874; and Mr. Zelnak, 5,195. Amounts reported also include options for common stock for each Director, all of which are currently exercisable, as follows: Ms. Cole, 12,000; Mr. Maffucci, 9,000; Mr. McDonald, 9,000; Mr. Menaker, 9,000; Ms. Perez, 9,000; Mr. Quillen, 3,000; Mr. Rediker, 3,000; Mr. Vinroot, 9,000; and Mr. Zelnak, 82,356.

[4]	Includes an approximation of the number of shares in IRA account.

[5]

Amounts reported include: (1) 300,705 options held by Directors and executive officers, which are currently exercisable or exercisable within 60 days of March 13, 2015; (2) 22,045 common stock units credited to executive officers in connection with their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan; (3) 121,570 common stock units credited to executive officers in connection with restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan; and (4) 64,037 common stock units credited to the Directors in connection with restricted stock awards granted under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan. There are no voting rights associated with the stock units.

THE BOARD OF DIRECTORS

The Board of Directors currently consists of ten members, nine of whom are non-employee Directors. The Board is divided into three classes with three-year terms.

The Board of Directors has nominated four persons for election as Directors to serve three-year terms expiring in 2018. Unless otherwise directed, proxies will be voted in favor of these nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

Under our Bylaws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by the Board of Directors and by any shareholder who complies with the notice procedures set forth in the Bylaws. As described in the proxy statement for our 2014 annual meeting, for a nomination to be properly made by a shareholder at the 2015 annual meeting, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices between January 17, 2015 and February 16, 2015. No such notice was received during this period. Should any of the following nominees be unavailable for election by reason of death or other unexpected occurrence, the proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and the election of any substitute nominee.

The following sets forth the age and certain other biographical information for each of the nominees for election and for each of the other members of the Board of Directors as of the date of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees for Election to the Board of Directors for a Term Continuing Until 2018:

David G. Maffucci (64). Director (since 2005).

Chair of the Audit Committee and member of the Finance Committee.

Mr. Maffucci is a Director of Domtar Corporation, which designs, manufactures, markets and distributes a wide variety of fiber-based products, including communication papers, specialty and packaging papers, and adult incontinence products. He is currently the Chair of its Audit Committee and a member of its Finance Committee and Environmental, Health, Safety and Sustainability Committee. Mr. Maffucci served as Executive Vice President and Chief Financial Officer of Xerium Technologies, Inc., a manufacturer and supplier of consumable products used in paper production, from 2009 to 2010, as well as on its Board of Directors from 2008 until 2010, serving on its Audit and Compensation Committees from 2008 to 2009. Mr. Maffucci previously served as Executive Vice President and Chief Financial Officer of Bowater Incorporated. On March 30, 2010, Xerium Technologies, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal bankruptcy laws as part of a “pre-arranged” restructuring plan with the support of its lenders. On May 25, 2010, Xerium Technologies, Inc. emerged from Chapter 11 protection. Mr. Maffucci previously worked at KPMG and is a Certified Public Accountant. He received his Bachelor’s degree from Sacred Heart University.

Key attributes, experience and skills:

Mr. Maffucci brings to the Board extensive financial experience gained through his positions as chief financial officer, a member of the audit committees of publicly-traded companies, and formerly with a large public accounting firm. This experience enables him to provide insight into Martin Marietta’s financial statements, accounting principles and practices, auditing, internal control over financial reporting, and risk management processes.

William E. McDonald (72). Director (since 1996).

Chair of the Nominating and Corporate Governance Committee, member of the Executive Committee and the Management Development and Compensation Committee.

Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation, a telecommunications company, until his retirement in 2000. Before that, Mr. McDonald served as President and Chief Executive Officer of Sprint Mid-Atlantic Telecom and Sprint Mid-Atlantic Operations, and was President and Chief Executive Officer for the United Telephone-Eastern in Carlisle, Pennsylvania, which followed various positions in increasing responsibility. Mr. McDonald began working with Sprint in 1968 when he joined Sprint United Telephone-Southeast. Mr. McDonald received a B.S. from Western Carolina University with a concentration in Mathematics and an M.B.A. from East Tennessee State University.

Key attributes, experience and skills:

Mr. McDonald brings to the Board leadership, corporate governance, executive compensation, customer service, marketing, sales, and human resources experience from his service as chief executive officer of large business regions with significant operations. His 18-year tenure on the Board gives him a valuable perspective into our business, its strategy and industry leadership.

Frank H. Menaker, Jr. (74). Director (since 1993).

Member of the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee and the Management Development and Compensation Committee.

Mr. Menaker previously served as Senior Vice President and General Counsel of Lockheed Martin Corporation, a defense, aeronautics, and aerospace company, from 1996 until 2005, and previously was General Counsel of Martin Marietta Corporation from 1981 to 1996. During his tenure, Mr. Menaker helped guide Lockheed Martin Corporation and Martin Marietta Corporation through a period of consolidation in the defense industry, beginning with Martin Marietta Corporation’s successful “Pac Man” defense of Bendix Corporation’s attempted hostile takeover of Martin Marietta Corporation in 1982. He retired from Lockheed Martin Corporation in 2006. From 2006 to 2012, Mr. Menaker was a member, and subsequently counsel in the DLA Piper international law firm, based in Washington, D.C., and a member of the McCammon Group, a mediation, arbitration, facilitation, training and consulting group providing conflict resolution services throughout the mid-Atlantic region. Mr. Menaker’s professional activities include previously serving as past chair and fellow of the ABA Public Contract Law Section, and is currently a board member of the Atlantic Legal Foundation. Mr. Menaker graduated from Wilkes University and the Washington College of Law at American University.

Key attributes, experience and skills:

Mr. Menaker brings to the Board his experience as general counsel of an S&P 100 corporation, with responsibility for legal, compliance, corporate governance, among other matters, as well as his experience in management, leadership, executive compensation, financial affairs, governmental and regulatory issues, safety, health and environmental matters, and mergers and acquisitions. As one of the original members of Martin Marietta’s Board, Mr. Menaker also brings an important perspective on Martin Marietta’s business, strategy, and culture. In addition, Mr. Menaker is a recognized leader in corporate ethics programs.

Richard A. Vinroot (74). Director (since 1996).

Chair of the Ethics, Environment, Safety and Health Committee and member of the Nominating and Corporate Governance Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969, where he practices in the areas of civil litigation, including construction, labor, employment discrimination, securities and commercial contract disputes and controversies. He has appeared and served as lead trial counsel in the successful prosecution, defense and resolution of numerous actions in the federal and state courts. Mr. Vinroot has also been active in civic and community activities. Mr. Vinroot served as Mayor of Charlotte, North Carolina and on the Charlotte City Council. Mr. Vinroot received his B.S. and J.D. degrees from the University of Carolina at Chapel Hill, where he was a John Motley Morehead Scholar.

Key attributes, experience and skills:

Mr. Vinroot brings tremendous experience to the Board from both the private practice of law and his elected position as Mayor of Charlotte, North Carolina relating to leadership, corporate governance, legal, mergers and acquisitions, governmental and regulatory issues, safety, health and environmental matters. His familiarity with North Carolina, which is one of Martin Marietta’s most important states, has been very valuable to the Board, as well as his involvement with non-profit organizations to give the Board perspective on diversity and corporate citizenship.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Directors Whose Terms Continue Until 2016:

C. Howard Nye (52). Director (since 2010).

Chairman of the Board (since 2014) and Chair of the Executive Committee (since 2014).

Mr. Nye has served as Chairman of the Board since 2014 and as President and Chief Executive Officer of Martin Marietta since January 1, 2010. He previously served as President and Chief Operating Officer of Martin Marietta from August 2006 to 2009. From 2003 to 2006, Mr. Nye served as Executive Vice President of Hanson Aggregates North America, a producer of aggregates for the construction industry, and in other managerial roles since 1993. Mr. Nye has also been active in a number of various business, civic, and education organizations, including serving as a member and past Chairman of the Board of Directors for the National Stone, Sand & Gravel Association, Vice Chairman of the American Road & Transportation Builders Association, and the Greater Raleigh Chamber of Commerce. Mr. Nye has also been a gubernatorial appointee to the North Carolina Mining Commission. Mr. Nye received a Bachelor’s degree from Duke University and a J.D. from Wake Forest University.

Key attributes, experience and skills:

Mr. Nye has extensive knowledge of the construction aggregates industry from his 30 years of experience in all facets of the construction materials business. He brings to the Board extensive leadership, business, operating, mergers and acquisitions, legal, customer-relations, and safety and environmental experience. He understands the competitive nature of the business and has strong management skills and broad executive experience. In addition, Mr. Nye brings to the Board his broad strategic vision for the future growth of Martin Marietta.

Laree E. Perez (61). Director (since 2004).

Chair of the Finance Committee and member of the Audit Committee and the Ethics, Environment, Safety and Health Committee.

Ms. Perez has served as Owner and Managing Partner of The Medallion Company, LLC, a consulting firm, since 2003. Through her relationship with DeRoy & Devereaux, an independent investment adviser, Ms. Perez provides client consulting services. Ms. Perez was previously a Director of GenOn Energy, Inc., one of the largest power producers in the United States, from 2002 to 2012, and served as the Chairman of the Audit Committee of GenOn Energy, Inc. from 2002 to 2007 and a member of its Audit and Risk and Finance Oversight Committees from 2008 to 2012. Previously, she was Vice President of Loomis, Sayles & Company, L.P. and co-founder, President and Chief Executive Officer of Medallion Investment Company, Inc. In addition to civic and charitable organizations, Ms. Perez recently served as Vice Chairman of the Board of Regents at Baylor University and previously served on the Board of Trustees of New Mexico State University, where she was also Chairman of the Board. Ms. Perez earned a Bachelor’s degree from Baylor University in Finance and Economics.

Key attributes, experience and skills:

Ms. Perez brings to the Board significant business, financial and private investment experience. She has significant expertise with respect to financial statements, corporate finance, accounting and capital markets, mergers and acquisitions, and strategic analysis. Ms. Perez also brings insight into auditing best practices from her experience serving as a Board member on the audit and finance committees of other publicly-traded companies. Her familiarity with the southwestern United States has been very valuable to the Board since Martin Marietta has important operations in that region and she gives the Board perspective on diversity.

Dennis L. Rediker (71). Director (since 2003).

Member of the Audit Committee, the Finance Committee and the Ethics, Environment, Safety and Health Committee.

Mr. Rediker serves as the President and Chief Operating Officer of Utility Composite Solutions International (UCSI), a developer and maker of composite materials for utility and municipal lighting applications. From 2009 to 2011, Mr. Rediker served as the President and Chief Operating Officer of B4C, LLC, a developer and maker of ceramic materials for defense and aerospace applications. He previously served as President and Chief Executive Officer and Director of The Standard Register Company, and as the Chief Executive Officer and a Director of English China Clays, plc. Mr. Rediker received a Bachelor’s degree from the University of California at Santa Barbara in electrical engineering.

Key attributes, experience and skills:

Mr. Rediker brings to the Board significant operating, financial, leadership, strategic, audit, and marketing experience as a result of his tenure as chief executive officer of publicly-traded companies and service on their boards. He also has extensive experience in mergers and acquisitions, environmental and safety, and customer service that has been valuable to the Board. In addition, Mr. Rediker has considerable expertise in corporate strategy from his various roles, including his tenure with McKinsey & Co.

Directors Whose Terms Continue Until 2017:

Sue W. Cole (64). Director (since 2002).

Chair of the Management Development and Compensation Committee and member of the Nominating and Corporate Governance Committee.

Ms. Cole is the managing partner of SAGE Leadership & Strategy, LLC, an advisory firm for businesses and organizations and individuals relating to strategy, governance and leadership development. Ms. Cole was previously a principal of Granville Capital Inc., a registered investment advisor, from 2006 to 2011, and before that she was the Regional CEO, Mid-Atlantic Region, of U.S. Trust Company, N.A., where she was responsible for the overall strategic direction, growth, and leadership of its North Carolina, Philadelphia and Washington, D.C. offices. Ms. Cole previously held various positions in the U.S. Trust Company, N.A. and its predecessors. Ms. Cole has served on other public-company boards, including serving previously as the Chairman of the Board and currently as Chairman of the Compensation Committee of Biscuitville, Inc. and previously on the board of UNIFI, Inc. She has also been active in community and charitable organizations, including serving on the Investment Committee of the University of North Carolina at Greensboro and as a member on the North Carolina Economic Development Board. Ms. Cole attended the University of North Carolina at Greensboro where she earned a B.S. in Business Administration and an M.B.A. in Finance.

Key attributes, experience and skills:

Ms. Cole brings to the Board valuable experience in executive compensation, corporate governance, human resources, finance and financial statements, and customer service in connection with her role as chief executive officer of several financial services and investment advisory businesses as well as several non-profit organizations. She also has strong leadership skills and familiarity with governmental affairs from her service on the boards of various business associations and non-profit organizations in North Carolina, an important state to Martin Marietta.

Michael J. Quillen (66). Director (since 2008).

Lead Independent Director, Member of the Ethics, Environment, Safety and Health Committee, the Finance Committee and the Management Development and Compensation Committee.

Mr. Quillen was the founder and served as Chief Executive Officer of Alpha Natural Resources, Inc. (ANR), a leading Appalachian coal supplier, since its formation in 2004 until its merger with Foundation Coal Holdings, Inc. in July 2009, served as President and Chairman of ANR from 2006 to 2009, and non-Executive Chairman until May 2012. Mr. Quillen held senior executive positions in the coal industry throughout his career at Pittston/Pittston Coal Sales Corp., AMVEST Corporation, NERCO Coal Corporation, Addington, Inc. and Mid-Vol Leasing, Inc. He has also served as Chairman (Rector) of the Board of Visitors of Virginia Polytechnic Institute and State University from July 2012 to June 2014 and was reappointed to an additional four-year term on the Board of Governors in July 2014. He was Chairman of the Audit and Finance Committee of Virginia Polytechnic Institute and State University from July 2010 to June 2012. He also served on the Virginia Port Authority from 2003 to 2012 and as Chairman from July 2011 to December 2012. Mr. Quillen attended Virginia Polytechnic Institute and State University, earning both Bachelor’s and Master’s degrees in Civil Engineering.

Key attributes, experience and skills:

Mr. Quillen brings to the Board valuable business, leadership, management, financial, and mergers and acquisitions experience through his service of more than 30 years in senior positions, including chief executive officer and chairman, of publicly-traded companies. He also has extensive experience related to mining companies, governmental and regulatory issues, and safety, health and environmental matters. Mr. Quillen also brings tremendous insight and expertise with respect to strategic analysis, the natural resources industry, and energy. In addition, Mr. Quillen has a wealth of knowledge related to transportation, which is a key factor in our business.

Stephen P. Zelnak, Jr. (70). Director (since 1993).

Member of the Ethics, Environment, Safety and Health Committee and the Finance Committee.

Mr. Zelnak currently serves as Chairman of the Board of Beazer Homes USA, Inc. He previously served as Chief Executive Officer of Martin Marietta from 1993 to 2009, President from 1993 to 2006, Chairman of the Board from 1997 through 2009, Executive Chairman from January 2010 to May 2010, and non-Executive Chairman from May 2010 until May 2014. Mr. Zelnak joined Martin Marietta Corporation in 1981 and was responsible for the aggregates operations since 1982. Mr. Zelnak is also Chairman and majority owner of ZP Enterprises, LLC, a private investment firm. In addition to community and charitable organizations, Mr. Zelnak has served as Chairman of the North Carolina Chamber and the National Stone, Sand and Gravel Association. He currently serves on the Advisory Boards of the College of Management at North Carolina State University and is a Trustee Emeritus of the Georgia Tech Foundation Board. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Master’s degrees in Administrative Science and Business Administration from the University of Alabama System.

Key attributes, experience and skills:

As the former Chairman and CEO of Martin Marietta, Mr. Zelnak brings extensive mentorship, business and operating experience to the Board, as well as knowledge of all aspects of Martin Marietta and the construction aggregates industry. He also brings his broad strategic and financial experience to the Board, knowledge of the homebuilding industry and factors that impact construction from his service on the board of a large homebuilder, as well as corporate governance from serving on the boards and various committees of another publicly-traded company.

DIRECTOR COMPENSATION

Martin Marietta uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, Martin Marietta considers the significant amount of time that Directors expend in fulfilling their duties to Martin Marietta as well as the skill-level required by Martin Marietta of members of the Board. The Board determines reasonable compensation for Directors upon recommendation of the Management Development and Compensation Committee of the Board, which retains independent compensation consultants to assist it.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2014, all of the individuals who were then Directors, except Mr. Nye, who was the Chief Executive Officer of Martin Marietta in 2014 and was not and is not compensated separately for his service as a Director, received an annual retainer of $32,500. Directors received $1,250 for each regular or special meeting of the Board and Board committees attended. Members of the Audit Committee received an additional $5,000 in view of their increased responsibilities. Each committee chair received an annual fee of $8,000, except the Chair of the Audit Committee, who received an additional annual fee of $15,000 in light of his increased responsibilities. Directors were also reimbursed for travel and other expenses related to attendance at Board and committee meetings. Martin Marietta’s plane was used to transport some Directors to and from Board and committee meetings, but no Directors received personal use of Martin Marietta’s plane or other perquisites and personal benefits in 2014. In his role as non-executive Chairman through May 2014, Mr. Zelnak received $125,000 in addition to the annual retainer in lieu of receiving Committee meeting attendance fees. Mr. Quillen received $25,000 in addition to the annual retainer in connection with his role as Lead Independent Director.

Equity Compensation Paid to Board Members

All of the individuals who were Directors in 2014, except Mr. Nye, were granted 910 restricted stock units pursuant to the Amended and Restated Stock-Based Award Plan. The restricted stock units granted to the Directors in 2014 were fully vested upon award. In 2014, Directors were required to hold at least 50% of these restricted stock units until retirement from the Board of Directors. The Directors do not have voting or investment power for their respective restricted stock units.

Deferred Compensation Program for Board Members

The Common Stock Purchase Plan for Directors provides that non-employee Directors may elect to receive all or a portion of their fees earned in 2014 in the form of Martin Marietta’s common stock units. In November 2013, the Management Development and Compensation Committee of the Board of Directors reviewed with Aon Hewitt, its independent compensation consultant, the mix of cash and equity in the Company’s Directors’ compensation program, and noted that a more typical compensation package did not have as heavy a weight on equity. Based on Aon’s Hewitt’s advice, and the high equity ownership level of the Company’s stock by Directors, the Board revised the mandatory equity ownership aspects of the Directors’ compensation to reduce the mandatory deferral minimum under this plan from 50% to 20% of each Director’s fees and reduced the mandatory deferral time from retirement to a minimum of three years, with redeferrals at each Director’s election up to the date the person ceases to be a Director or the date that is one year and one month following the date that the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period up to ten years. Directors may also elect to defer their fees paid in cash on the same basis. Amounts deferred under the plan in cash are credited with interest at the prime rate. Amounts deferred under the plan in common stock are credited toward units of common stock at a 20% discount from the fair market value of the common stock (the closing price of the common stock as reported in the Wall Street Journal) on the date the Director fees would otherwise be paid. There are no matching contributions made by Martin Marietta. The units are converted into common stock of Martin Marietta pursuant to the terms of the plan. Dividend equivalents are paid on the units at the same rate as dividends are paid to all shareholders. The Directors do not have voting or investment power for their respective common stock units.

Director Compensation Table

The table below summarizes the compensation paid by Martin Marietta to each person who served as a non-employee Director during the fiscal year ended December 31, 2014.

Name[1] (a)	Fees Earned or Paid in Cash ($) [2] (b)	Stock Awards ($) [3] (c)	Option Awards ($) [4] (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [5] (f)	All Other Compensation ($) [6] (g)	Total ($) (h)
Sue W. Cole	61,750	110,110			6,520	40,865	219,245
David G. Maffucci	80,000	110,110			3,395	28,627	222,132
William E. McDonald	61,750	110,110			8,237	52,066	232,163
Frank H. Menaker, Jr.	67,500	110,110			9,718	57,818	245,146
Laree E. Perez	74,250	110,110			2,510	23,307	210,177
Michael J. Quillen	83,750	110,110			2,051	40,695	236,606
Dennis L. Rediker	66,250	110,110			4,935	30,012	211,307
Richard A. Vinroot	56,750	110,110			8,719	50,884	226,463
Stephen P. Zelnak, Jr.	46,250	110,110			1,443	23,415	181,218

[1]

Mr. Nye, who is the Chief Executive Officer of Martin Marietta and a member of the Board of Directors, is not included in this table because he is not compensated separately for his service as a Director. The compensation received by Mr. Nye as an employee of Martin Marietta is shown in the Summary Compensation Table on page 45.

[2]

The amounts in column (b) reflect fees earned in 2014. Some of these fees were deferred pursuant to the Common Stock Purchase Plan for Directors in the form of common stock units. The number of units of common stock credited in 2014 to each of the Directors under the Common Stock Purchase Plan for Directors and the grant date fair value for these awards determined in accordance with FASB ASC Topic 718, which includes the 20% discount, are as follows: Ms. Cole, 318 units and $30,875 value, respectively; Mr. Maffucci, 165 units and $16,000 value, respectively; Mr. McDonald, 633 units and $61,750 value, respectively; Mr. Menaker, 689 units and $67,500 value, respectively; Ms. Perez, 155 units and $14,850 value, respectively; Mr. Quillen, 882 units and $83,750 value, respectively; Mr. Rediker, 138 units and $13,250 value, respectively; Mr. Vinroot, 584 units and $56,750 value, respectively; and Mr. Zelnak, 240 units and $23,125 value, respectively. The number of units credited to each of the Directors as of December 31, 2014, including units accumulated under the plan for all years of service as a Director, is as follows: Ms. Cole, 13,511; Mr. Maffucci, 8,568; Mr. McDonald, 15,796; Mr. Menaker, 18,630; Ms. Perez, 4,948; Mr. Quillen, 5,636; Mr. Rediker, 9,420; Mr. Vinroot, 15,874; and Mr. Zelnak, 5,195. The 20% discount from the market price of Martin Marietta’s common stock used in converting to common stock is reported in column (g).

[3]

Each Director received 910 restricted stock units in 2014. The amounts in column (c) reflect the grant date fair value for these awards determined in accordance with FASB ASC Topic 718. The restricted stock units fully vested upon award and will be distributed to the Director upon retirement, except Mr. Maffucci received a distribution of 455 unrestricted shares of common stock and deferred the distribution of 455 restricted stock units until retirement.

[4]

As of December 31, 2014, each Director held options for common stock in the amounts as follows: Ms. Cole, 12,000; Mr. Maffucci, 9,000; Mr. McDonald, 12,000; Mr. Menaker, 12,000; Ms. Perez, 9,000; Mr. Quillen, 3,000; Mr. Rediker, 6,000; Mr. Vinroot, 12,000; and Mr. Zelnak, 82,356.

[5]	The amounts in column (f) reflect interest paid on fees deferred in cash under the plan.

[6]

The amounts in column (g) reflect for each Director: (i) an amount equal to the 20% discount from the market price of Martin Marietta’s common stock used in converting fees deferred in 2014 into common stock units pursuant to the Common Stock Purchase Plan for Directors, and (ii) the dollar value of dividend equivalents paid in 2014 on common stock units held under the plan. The Directors did not receive perquisites or other personal benefits in 2014.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

Martin Marietta has a culture dedicated to ethical behavior and responsible corporate activity, which we believe promotes the long-term interests of shareholders. This commitment is reflected in our Corporate Governance Guidelines, posted and available for public viewing on Martin Marietta’s website at www.martinmarietta.com, which set forth a flexible framework within which the Board, assisted by its Committees, directs the affairs of the Company. The Guidelines address, among other things, the composition and functions of the Board of Directors, director qualifications and independence, Chief Executive Officer performance evaluation and management succession, Board Committees and the selection of new Directors.

Martin Marietta’s Code of Ethical Business Conduct has been in place since the 1980s, and applies to all Board members, officers, and employees, providing our policies and expectations on a number of topics, including our commitment to good citizenship, promoting a positive and safe work environment, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws, and operating with integrity in all that we do. To implement the Code of Ethical Business Conduct, Board members, officers, and employees participate regularly in ethics training. There have been no waivers from any provisions of our Code of Ethical Business Conduct to any Board member or executive officer.

In addition, the Board believes that accountability to shareholders is a mark of good governance and critical to Martin Marietta’s success. To that end, management regularly engages with shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices.

The chart below provides a snapshot of Martin Marietta’s governance highlights.

GOVERNANCE HIGHLIGHTS
Nine out of 10 directors are non-employees; eight out of 10 directors are independent	Regular Board and Committee self-evaluations	Code of Ethical Business Conduct
Lead Independent Director	Long-standing active shareholder engagement	A confidential ethics hotline
Independent audit, compensation and governance Committees	Executive compensation driven by pay-for-performance	Risk oversight by full Board and Committees
Independent Chair for key Committees	Regular executive sessions of independent Directors	Majority voting for Directors

Who are Martin Marietta’s Independent Directors?

All of Martin Marietta’s Directors are non-employee Directors except Mr. Nye. Mr. Nye does not sit in the executive sessions of the independent Directors unless invited to attend for a specific discussion nor does he participate in any action of the Board relating to any executive compensation plan in which he may participate.

In assessing the independence of its members, the Board has adopted for Martin Marietta a set of Guidelines for Director’s Independence. The Guidelines are posted and available for public viewing on Martin Marietta’s website at www.martinmarietta.com. These Guidelines reflect the rules of the New York Stock Exchange, applicable requirements of the SEC, and other standards determined by the Board to be important in assessing the independence of Board members. The Board has determined that all members of the Board, except Mr. Nye and Mr. Zelnak, are “independent” under these Guidelines, resulting in more than two-thirds of the Board being independent. The Board of Directors has determined that no Director (except Mr. Nye and Mr. Zelnak), or any person or organization with which the Director has any affiliation, has a relationship with Martin Marietta that may interfere with the Director’s independence from Martin Marietta and its management.

In making this “independence” determination, the Board considered other entities with which the Directors were affiliated and any business Martin Marietta had done with such entities. In that regard, Mr. Vinroot is a member of the law firm of Robinson, Bradshaw & Hinson, P.A. located in Charlotte, North Carolina, which provided certain legal services to Martin Marietta in 2014. Mr. Vinroot did not work on any of the legal matters for Martin Marietta. The amount of fees paid to Robinson, Bradshaw & Hinson, P.A. for such services in 2014 was approximately $201,000, representing less than 0.05% of the firm’s total revenues for the last fiscal year. Accordingly, the Board determined that Mr. Vinroot’s relationship with Martin Marietta, directly and as a partner of Robinson, Bradshaw & Hinson, P.A., was not material for purposes of the independence determination.

Do the independent Directors ever meet without management?

Martin Marietta’s Corporate Governance Guidelines adopted by the Board provide that at least two Board meetings each year will include an executive session of the non-employee Directors to discuss such topics as they may choose, including a discussion of the performance of Martin Marietta’s Chairman and its Chief Executive Officer. In 2014, Martin Marietta’s non-employee Directors met four times in executive session without management, in addition to executive sessions held by committees of the Board. In addition, at least once a year the independent Directors meet in executive session.

What is the Board’s leadership structure?

The Board of Directors elected Mr. Nye as Chairman of the Board effective June 2014. This change to add the responsibility of Chairman to Mr. Nye’s position completes the orderly succession process overseen by the Board of Directors. Our Corporate Governance Guidelines provide that the Board’s policy as to whether the Chairman and Chief Executive Officer positions should be separate is to adopt the practice that best serves the Company’s needs at any particular time. The Nominating and Governance Committee and the Board discussed board leadership alternatives on a number of occasions during 2013 and 2014 before deciding to recombine the Chairman and Chief Executive Officer roles. As a result of Mr. Nye’s long tenure at Martin Marietta, including four years as President and Chief Operating Officer and five years as President and Chief Executive Officer, the Board believes he is uniquely qualified through his experience, education and expertise to be the person who promotes strong and visionary leadership for our Board as well as important recognition as the leader of Martin Marietta by our customers, employees and other constituencies. The Board also believes that Mr. Nye’s serving as both Chairman and Chief Executive Officer is appropriate taking into consideration the size and nature of our business, Mr. Nye’s effective and careful formulation and execution of our strategic plan, Mr. Nye’s established working relationship and open communication with our other directors, both during meetings and in the intervals between meetings, the significant board-level experience of our independent directors as a whole, the strong independent leadership and accountability to shareholders provided by 80% of our directors being independent, the independent leadership provided by our Committee chairs, and our Board culture in which Mr. Nye and the other directors are able to thoughtfully debate different points of view and reach consensus in an efficient manner.

Does the Board have a Lead Independent Director?

In deciding that a combined Chairman and Chief Executive Officer position is the appropriate leadership structure for the Company at this time, the Nominating and Corporate Governance Committee and Board also recognized the benefit of independent leadership to enhance the effectiveness of the Board’s oversight role and communications between the Board and Mr. Nye. Accordingly, in November 2014, our Corporate Governance Guidelines were revised to provide that in the event the Chairman and Chief Executive Officer positions are held by one person, our independent directors may designate a Lead Independent Director from among the independent directors. The designation of the Lead Independent Director is to be made annually, although with the expectation of the Board that the Lead Independent Director will be re-appointed for multiple, consecutive one-year terms. Michael J. Quillen was designated as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

•	Presiding at Board meetings when the Chairman is not present.

•

Presiding at executive sessions of the non-management directors with or without the attendance of the Chairman, and meeting separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Acting as a liaison between the Chairman and the independent Directors.

•	Suggesting to the Chairman agenda items for Board meetings and consulting with the Chairman regarding Board meeting schedules.

•	Calling, where necessary, meetings of independent directors and executive sessions.

•	Being available to meet with shareholders and other key constituents.

•	Acting as a resource for, and counsel to, the Chairman.

What is the Board’s role in risk oversight?

Our Board currently has eight independent members and only two non-independent members, Mr. Nye and Mr. Zelnak. A number of our independent Board members are serving or have served as members of senior management of other public companies, have served as directors of other public companies, and otherwise have experience and/or educational backgrounds that we believe qualify them to effectively assess risk. Each of our Board Committees, including our Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees, are comprised solely of independent Directors, each with a different independent Director serving as Chair of the Committee (other than the Executive Committee, which does not meet on a regular basis).

The Board has overall responsibility for oversight of risk management. The Board believes that an effective risk management system will (1) timely identify the material risks that Martin Marietta faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) determine whether the risk is excessive or appropriate under the circumstances and designed to achieve a legitimate corporate goal, (4) implement risk management responses consistent with Martin Marietta’s risk profile, and (5) integrate risk management into Martin Marietta’s decision-making.

The Board delegates certain responsibilities to Board Committees to assist in fulfilling its risk oversight responsibilities. Each of the Committees reports regularly to the full Board of Directors as to actions taken and topics discussed. In addition, the Board reviews with management regularly the most significant risks facing Martin Marietta, the probabilities of those risks occurring, the steps taken to mitigate any impact of risks, and management’s general risk management strategy. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into Martin Marietta’s day-to-day operations.

The Board has designated the Audit Committee to take the lead in overseeing risks related to financial reporting, financial statements, internal control environment, internal audit, independent audit, and accounting processes. The Finance Committee evaluates risks associated with Martin Marietta’s capital structure, including credit and liquidity risks. The Management Development and Compensation Committee oversees aspects of risk related to the annual performance evaluation of our Chief Executive Officer, succession planning and ensuring that executive compensation is appropriate to meet Martin Marietta’s objectives. That Committee’s assessment of the design features of our executive compensation program that reduce the risk of excessive risk-taking are discussed in the Compensation Discussion and Analysis on pages 32-33. The Nominating and Corporate Governance Committee oversees aspects of risk related to the composition of the Board and its Committees, Board performance and best practices in corporate governance. The Ethics, Environment, Safety and Health Committee monitors risks in the areas of Martin Marietta’s ethics program, health, safety, and the environment.

While the Board oversees Martin Marietta’s risk management, the executive officers are responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and is appropriate whether the positions of Chairman and Chief Executive Officer are separate or held by the same individual.

How would interested parties make their concerns known to the independent Directors?

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may communicate anonymously and confidentially with the Board through Martin Marietta’s Ethics Hotline at 1-800-209-4508. The Board has also designated the Corporate Secretary to facilitate communications to the Board. Shareholders and other interested parties may communicate directly with the Board of Directors, or directly with non-management Directors, or an individual Director, including the Lead Independent Director, by writing to Martin Marietta, Attn: Corporate Secretary, 2710 Wycliff Road, Raleigh, North Carolina 27607-3033.

All communications by shareholders or other interested parties addressed to the Board will be sent directly to Board members. While Martin Marietta’s Ethics Office and the Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management Directors unless there is instruction from them to filter such communications (and in such event, any communication that has been filtered out will be made available to any non-management Director who wishes to review it).

Martin Marietta and its Board of Directors will continue to review and evaluate the process by which shareholders or other interested persons communicate with Martin Marietta and the Board and may adopt other or further processes and procedures in this regard. If so, Martin Marietta will identify those policies and procedures on its website at www.martinmarietta.com.

How often did the Board meet during 2014?

Martin Marietta’s Board of Directors held seven meetings during 2014, five of which were regularly scheduled meetings and two of which were special meetings. There were also a total of 25 committee meetings in 2014. In addition, management confers frequently with its Directors on an informal basis to discuss Company affairs.

How many times did Directors attend meetings of the Board and its Committees?

In 2014, all Directors attended at least 75% of the meetings of the Board of Directors. All directors attended at least 75% of the meetings of the committees of the Board on which they served (during the periods that they served).

Will the Directors attend the Annual Meeting?

Martin Marietta’s Directors are expected to attend Martin Marietta’s Annual Meeting of Shareholders. In 2014, all Directors attended the annual meeting.

How are Directors compensated?

A table showing the compensation paid by Martin Marietta to the individuals serving as Directors in 2014, other than Mr. Nye, is included in the section of this proxy statement entitled “DIRECTOR COMPENSATION – Director Compensation Table.” Mr. Nye’s compensation as an executive officer of Martin Marietta is shown in the section entitled “EXECUTIVE COMPENSATION” and he received no additional compensation for service as a Director.

What Committees has the Board established?

Martin Marietta’s Board of Directors has six standing committees: the Audit Committee, the Ethics, Environment, Safety and Health Committee, the Executive Committee, the Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee.

Below is a summary of our committee structure and membership information.

  Lead Director                       Chairperson                         Member                       Financial Expert

Director	Audit Committee	Ethics, Environment, Safety and Health Committee	Executive Committee	Finance Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Sue W. Cole
David G. Maffucci
William E. McDonald
Frank H. Menaker, Jr.
C. Howard Nye
Laree E. Perez
Michael J. Quillen
Dennis L. Rediker
Richard A. Vinroot
Stephen P. Zelnak, Jr.

The Audit Committee, which is composed entirely of non-employee, independent Directors, held eight meetings during 2014. The Audit Committee meets periodically and separately in executive sessions with management, the independent auditors, and Martin Marietta’s internal auditors to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to accounting, auditing, and financial reporting matters of Martin Marietta, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of Martin Marietta’s independent auditors. Among other duties, the Audit Committee:

•	selects the independent auditors

•	pre-approves all audit and non-audit services provided to Martin Marietta by the independent auditors

•	monitors the independence of the independent auditors

•	reviews and approves:

❖	the scope and timing of work to be performed by the independent auditors

❖	compensation to be paid to the independent auditors

❖	financial accounting and reporting principles used by Martin Marietta

❖	policies and procedures concerning audits, accounting, and financial controls

❖	recommendations to improve existing practices

❖	results of the audit and the reports of the independent auditors

•	reviews and discusses Martin Marietta’s annual audited consolidated financial statements and quarterly consolidated financial statements with management and the independent auditors

•	reviews and discusses management’s assessment of the effectiveness of Martin Marietta’s system of internal control over financial reporting

•	discusses Martin Marietta’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	discusses matters related to risk assessment and risk management and how the process is handled by management

•	considers allegations, if ever made, of possible financial fraud or other financial improprieties

•	sets clear hiring policies for employees or former employees of the independent auditors

•	reviews the qualifications and the plan and scope of work of the corporate internal audit function

•	prepares an audit committee report as required by the SEC to be in this proxy statement

The Committee’s current members are Directors Maffucci (Chair), Menaker, Perez, and Rediker. The Board of Directors has determined that the Chair of the Audit Committee, Mr. Maffucci, qualifies as an “audit committee financial expert” as defined in rules adopted by the SEC. The Board has also determined that Mr. Maffucci, and the other members of the Audit Committee, are independent of management, as required by the rules of the NYSE, SEC, and the Board’s Guidelines for Director’s Independence.

The Ethics, Environment, Safety and Health Committee held two meetings during 2014. It monitors compliance with Martin Marietta’s Code of Ethical Business Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of Martin Marietta and its Directors, officers, and employees, including conflicts or potential conflicts of interest between Martin Marietta and any of its Directors, officers, and employees. The Committee also reviews and monitors the adequacy of Martin Marietta’s policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee’s current members are Directors Vinroot (Chair), Menaker, Perez, Quillen, Rediker, and Zelnak.

The Executive Committee held no meetings during 2014. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of Martin Marietta as may be authorized by the Board of Directors, except to the extent such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board. The Committee’s current members are Directors Nye (Chair), McDonald, and Menaker.

The Finance Committee held six meetings during 2014. It has been delegated general oversight powers related to the management of the financial affairs of Martin Marietta, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities, share repurchases, and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee’s current members are Directors Perez (Chair), Maffucci, Quillen, Rediker, and Zelnak.

The Management Development and Compensation Committee held six meetings during 2014. It is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE, who are also “non-employee” and “outside” Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. The Committee possesses and may exercise the powers of the Board of Directors relating to management development and compensation matters of Martin Marietta, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	establish an overall strategy with respect to compensation for officers and management to enable Martin Marietta to attract and retain qualified employees

•	oversee executive succession and management development plans

•	discharge the Board’s responsibilities relating to compensation of Martin Marietta’s directors and elected officers

•	administer Martin Marietta’s equity and other compensation plans, as amended from time to time

•	review and discuss the Compensation Discussion and Analysis and produce a compensation committee report as required by the SEC to be included in this proxy statement

•	provide oversight of Martin Marietta’s Benefit Plan Committee, which administers Martin Marietta’s defined benefit and contribution plans

The Committee has the power, in its sole discretion, to determine the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other equity-based awards that may be granted by Martin Marietta.

The Committee reviews and approves Martin Marietta’s goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves the Chief Executive Officer’s compensation level based on the Committee’s evaluation, which includes executive sessions with the independent directors of the Board of Directors. The Committee also reviews management’s assessment of the performance of other elected officers, and reviews and approves the salary, bonus, and other compensation of such elected officers. The Committee has the authority, in its sole discretion, to retain, pay, and terminate any consulting firm, if any, used to assist in evaluating director, chief executive officer, or senior executive compensation. The Committee has authority to delegate any of its duties under its charter, including to the Chair of the Committee, as it deems appropriate. The Committee also reviews with management at least annually plans for the orderly development and succession of executive management of Martin Marietta. The Committee’s current members are Directors Cole (Chair), McDonald, Menaker and Quillen.

The Nominating and Corporate Governance Committee held three meetings in 2014. The Committee is composed entirely of non-employee, independent Directors, as required by the rules of the NYSE. The Committee possesses and may exercise the powers of the Board of Directors relating to the process of governance of Martin

Marietta, except when such powers are by statute, the Articles of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Committee reports regularly to the full Board on these matters. The purposes of the Committee are to:

•	oversee the identification and selection of qualified Board and Committee members

•	recommend to the Board director nominees for the next annual meeting of shareholders

•	oversee the development and implementation of a set of corporate governance principles applicable to Martin Marietta

The Committee also oversees the evaluation of the Board and its committees. The Committee has the sole authority to retain, pay, and terminate search firms, if any, used to identify Director candidates. The Committee’s current members are Directors McDonald (Chair), Cole, and Vinroot.

Upon the recommendation of this Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines for Martin Marietta. The Guidelines are posted and available for public viewing on Martin Marietta’s website at www.martinmarietta.com. A copy may also be obtained upon request from Martin Marietta’s Corporate Secretary. Additional information concerning the corporate governance process of Martin Marietta is contained in the section entitled “CORPORATE GOVERNANCE MATTERS” above.

Will the Nominating and Corporate Governance Committee consider any Director candidates recommended by shareholders?

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for election as a Director at an annual meeting of shareholders of Martin Marietta, if the shareholder making such recommendation complies with the advance notice provisions of the Bylaws of Martin Marietta. The Bylaws of Martin Marietta require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in Martin Marietta’s notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of Martin Marietta at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the preceding year’s annual meeting of shareholders and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of Martin Marietta will be furnished a copy without charge upon written request to the Secretary of Martin Marietta. Since the 2014 annual meeting, Martin Marietta has not made any material changes to the procedures by which shareholders may recommend nominees to Martin Marietta’s Board of Directors. Additional information is contained in the section entitled “SHAREHOLDERS’ PROPOSALS FOR 2015 ANNUAL MEETING” below.

How does the Board select nominees for the Board?

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee has also retained a third-party executive search firm to identify potential candidates for its consideration from time to time. The Committee makes an initial determination as to whether to conduct a full evaluation of the candidate, and reviews all information provided to the Committee, including the recommendations for the prospective candidate and the Committee’s own knowledge of the prospective candidate. If the Committee determines that additional consideration is warranted, interviews are conducted by the members of the Committee, as well as the Chief Executive Officer of Martin Marietta; appropriate inquiries are conducted into the background and qualifications of potential candidates; the Committee meets to discuss its evaluation and feedback from the Chief Executive Officer; and, if the Committee determines to do so, it makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board of Directors determines the nominees after considering the recommendation and report of the Committee.

In evaluating any potential candidate, the Nominating and Corporate Governance Committee considers the extent to which the candidate has the personal characteristics and core competencies outlined in the Guidelines for Potential New Board Members adopted by the Committee, and takes into account all other factors it considers appropriate. A copy of these Guidelines is attached to this proxy statement as Appendix A.

The Board of Directors, acting through the Committee, is responsible for presenting for shareholder consideration a group of Board candidates that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a Board and providing oversight to Martin Marietta. The Committee looks for certain characteristics common to all Board members, including integrity, strong professional reputation, mature business judgment, record of achievement, constructive and collegial personal attributes, and the ability and commitment to devote sufficient time and energy to Board service. In addition, the Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. These individual qualities include matters such as experience in the mining or manufacturing industry, technical experience in financial or accounting matters, experience gained in situations comparable to Martin Marietta’s which has grown through acquisitions, leadership experience, public company Board membership or executive officer experience, and relevant geographical experience.

Although the Committee does not have a formal policy regarding Board diversity, matters of diversity (including diversity in professional experience, geographic background reflecting Martin Marietta’s geographic base, education, ethnic background and gender) are included in the many characteristics considered by the Committee in evaluating nominees for election as directors as reflected in Martin Marietta’s Guidelines for Potential New Board Members. The Committee considers all candidates in the context of the qualifications enumerated above, as well as their complementary experiences, backgrounds and skills, in an effort to maintain a strong and effective Board of Directors. The Nominating and Corporate Governance Committee also assesses, through discussions at Committee and Board of Directors meetings, the effectiveness of its efforts with respect to diversity and consideration of its Guidelines for Potential New Board Members when it periodically reviews the overall composition of the Board and as part of its self-evaluation process. In addition to these qualities, the Committee has considered the special characteristics outlined in the Directors’ biographies on pages 7 to 11 of this proxy statement, which has led the Committee to conclude that the current Board members, including the nominees for election, have the appropriate characteristics to serve as members of the Board of Directors.

Each nominee approved by the Nominating and Corporate Governance Committee and recommended for election at the 2015 Annual Meeting is a current Director standing for re-election. The Committee received no additional recommendations for Director nominees for consideration at the annual meeting.

Do the Board Committees have charters? How can shareholders obtain them?

Martin Marietta’s Board of Directors has adopted written charters meeting the requirements of the NYSE for the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. These charters address the purposes and responsibilities of each committee, as described above, and provide for an annual performance evaluation of each committee. Copies of these charters are posted on Martin Marietta’s website at www.martinmarietta.com, along with copies of Martin Marietta’s Corporate Governance Guidelines, Code of Ethical Business Conduct, and Guidelines for Director’s Independence.

How are transactions with persons related to Martin Marietta reviewed?

The SEC requires Martin Marietta to disclose in this proxy statement certain transactions in which Martin Marietta participates and in which certain persons considered “related persons” of Martin Marietta have a direct or indirect material interest. These “related persons” would include the Directors and executive officers of Martin Marietta, nominees for Director, certain control persons, and their immediate family members.

Each Director, executive officer, and nominee for Director of Martin Marietta receives and agrees to abide by Martin Marietta’s Code of Ethical Business Conduct. Martin Marietta considers that any transaction in which Martin Marietta participates and in which any related person of Martin Marietta has a direct or indirect material interest will be subject to Martin Marietta’s Code of Ethical Business Conduct and subject to review, approval or ratification, as appropriate under the circumstances, by Martin Marietta under the standards enumerated in Martin Marietta’s Code of Ethical Business Conduct. If a proposed transaction is one in which a Director of Martin Marietta has an actual or potential conflict of interest, it will be subject to review by the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee.

Any waivers of the Code of Ethical Business Conduct for Directors and executive officers may be made only by Martin Marietta’s Board of Directors or any committee to which it delegates that authority. Any waivers for Directors and executive officers and any amendments to the Code of Ethical Business Conduct will be promptly disclosed to Martin Marietta’s shareholders.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which Martin Marietta participates. The Board also considers other entities with which the Directors are affiliated and any business Martin Marietta has done with such entities.

PROPOSAL 2

INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of Martin Marietta and the effectiveness of Martin Marietta’s internal control over financial reporting for the 2015 fiscal year. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors and its Audit Committee will review the matter.

Ernst & Young LLP served as Martin Marietta’s independent auditors for 2014 and audited the consolidated financial statements of Martin Marietta for the year ended December 31, 2014 and the effectiveness of Martin Marietta’s internal control over financial reporting as of December 31, 2014. In connection with the audit of Martin Marietta’s 2014 consolidated financial statements, Martin Marietta entered into an engagement letter with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP would perform audit services for Martin Marietta. Ernst & Young LLP required that the audit engagement agreement be subject to alternative dispute resolution procedures.

The Audit Committee is solely responsible for retaining or terminating Martin Marietta’s independent auditors in 2015. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” RATIFCATION OF THE SELECTION

OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to Martin Marietta by Ernst & Young LLP in 2014 and 2013. A description of these various fees and services follows the table.

	2014	2013
Audit Fees	$3,103,000	$1,689,000
Audit-Related Fees	100,000	414,000
Tax Fees	653,000	135,000
All Other Fees	0	0

TOTAL	$3,856,000	$2,238,000

Percentage of Audit & Audit-Related Fees to Total Fees	83.1%	94.0%

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to Martin Marietta for each of 2014 and 2013 in connection with the annual consolidated financial statement audit, the annual internal controls audit, and reviews of Martin Marietta’s consolidated financial consolidated statements included in the quarterly reports on Form 10-Q were $2,605,000 and $1,689,000, respectively. During 2014, Ernst & Young LLP also billed the Company $498,000 for work relating to registration statements and other SEC filings in connection with the TXI acquisition.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to Martin Marietta for each of 2014 and 2013 and in connection with audit-related services, including transaction due diligence, subsidiary audits and continuing education, was $100,000 and $414,000, respectively.

Tax Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP to Martin Marietta for each of 2014 and 2013 in connection with tax advice, including consultation on transaction issues, transfer pricing issues and pending tangible property regulations, and other tax-related activities and tax compliance were $653,000 and $135,000, respectively. The 2014 fees include $597,000 for services related to TXI, which the Company acquired in July 2014.

All Other Fees

There were no other fees billed for other professional services rendered or products provided by Ernst & Young LLP to Martin Marietta for 2014 and 2013.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by Ernst & Young LLP. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young LLP is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decision to the Committee at its next scheduled meeting.

Audit Committee Review

In connection with the Audit Committee’s review of services rendered and fees billed by Ernst & Young LLP, the Audit Committee has considered whether the provision of the non-audit related services described above is compatible with maintaining the independent auditors’ independence and has concluded that the provision of these services does not compromise such independence.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed at least annually for adequacy by the Audit Committee. The Directors who serve on the Audit Committee have no financial or personal ties to Martin Marietta (other than Director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations, the New York Stock Exchange listing standards, and the Guidelines for Director’s Independence adopted by the Board of Directors. The Board of Directors has determined that none of the Audit Committee members has a relationship with Martin Marietta that may interfere with the Director’s independence from Martin Marietta and its management. Copies of the Audit Committee’s charter and Martin Marietta’s Guidelines for Director’s Independence can be viewed on Martin Marietta’s website at www.martinmarietta.com.

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of Martin Marietta’s financial reporting, accounting systems, and internal controls. Martin Marietta’s independent auditors and the vice president of the internal audit function report directly and are ultimately accountable to the Audit Committee.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors Martin Marietta’s audited consolidated financial statements for fiscal year 2014. In addition, the Committee has discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of Martin Marietta’s financial reporting, as required by Statement on Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from Martin Marietta, as required by the Public Company Accounting Oversight Board in Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee also received from the independent auditors a letter indicating there were no material issues raised by the independent auditors’ most recent internal quality control review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years. These disclosures have been reviewed by the Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in Martin Marietta’s 2014 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 18, 2015

AUDIT COMMITTEE

David G. Maffucci, Chair

Frank H. Menaker, Jr.

Laree E. Perez

Dennis L. Rediker

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 26 of this proxy statement. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Martin Marietta’s Annual Report on Form 10-K and this Proxy Statement.

February 19, 2015

MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE

Sue W. Cole, Chair

William E. McDonald

Frank H. Menaker, Jr.

Michael J. Quillen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION IN COMPENSATION DECISIONS

The members of Martin Marietta’s Management Development and Compensation Committee are Directors Cole, McDonald, Menaker and Quillen, none of whom has ever been an officer or employee of Martin Marietta or any of its subsidiaries. There are no executive officer-Director interlocks where an executive of Martin Marietta serves on the compensation committee of another corporation that has an executive officer serving on Martin Marietta’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, or CD&A, describes our 2014 executive compensation program and the attendant oversight provided by the Management Development and Compensation Committee of the Board of Directors (the Committee). It also summarizes our executive compensation structure and discusses the compensation earned by Martin Marietta’s named executive officers (the CEO, the CFO, and the three other most highly compensated executive officers in 2014) as presented below in the tables under “Executive Compensation” following this CD&A, which contain detailed compensation information quantifying and further explaining our named executive officers’ (NEO) compensation.

For 2014, our named executive officers were:

NEO	Title
C. Howard Nye	Chairman of the Board, President and Chief Executive Officer
Anne H. Lloyd	Executive Vice President and Chief Financial Officer
Roselyn R. Bar	Senior Vice President, General Counsel and Corporate Secretary
Donald A. McCunniff	Senior Vice President – Human Resources
Daniel L. Grant	Senior Vice President – Strategy & Development

Our executive compensation structure consists of three primary components: base salary, annual incentives, and long-term incentives. Within the long-term incentive component, we utilize a balanced portfolio of stock options, restricted stock units (RSUs), and performance-based share units (PSUs). Martin Marietta has a long-standing commitment to pay for performance. We fulfill that aim by providing a majority of compensation through programs in which the amounts ultimately received vary in order to best reflect our financial, operational and strategic performance.

Executive Summary

The year 2014 was transformational for Martin Marietta, highlighted by our $2.8 billion acquisition of Texas Industries, Inc. (TXI) in July, which changed our growth trajectory. Our heritage business also generated increased profits versus prior year, and effective management provided us the ability to prudently reinvest in our business, pursue strategic opportunities, and return value to our shareholders. In sum, Martin Marietta continued to execute its strategic plan while delivering strong performance in 2014:

•	Record net sales of $2.68 billion (compared with $1.94 billion), an increase of 38%; of this amount, $2.17 billion from heritage operations, an increase of 12%

•	Consolidated gross margin expanded by 80 basis points to 19.5%; heritage consolidated gross margin (excluding freight and delivery revenues) of 21.0%, up 230 basis points

•	Selling, general & administrative (SG&A) expenses declined to 6.3% of net sales, a reduction of 140 basis points

•	Earnings Before Interest, Taxes, Depreciation, Depletion & Amortization (EBITDA) of $537 million increased nearly $150 million, or 38%

•	Adjusted earnings per diluted share of $3.74 increased more than 40%

This financial performance allowed us to achieve our additional strategic objectives, including:

•	Consummating the acquisition of TXI in July 2014, and integrating the operations, sales and administrative functions in the Company.

•	Achieving actual synergies in 2014 of $28 million, exceeding the 2014 target of $19 million.

•	Gaining a leading market position in 85% of markets (vs. 65% in 2010).

•	Establishing a foundation for continued transformational growth.

•	Entering the S&P 500, replacing U.S. Steel – the world’s first billion dollar corporation.

•	Rebranding ourselves with a new streamlined name, logo and website, reflecting our broader geographic footprint and enhanced product line offerings to our customers.

•	Returning value to our shareholders with a dividend of $1.60 per share and announced share repurchase program in early 2015.

A number of key 2014 compensation-related decisions resulted from these significant events and accomplishments, which are discussed more fully below. The Committee believes that our executive compensation program continues to reflect a strong pay-for-performance philosophy and is well-aligned with the interests of shareholders.

2014 Say-On-Pay Vote and Shareholder Outreach

Our shareholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on executive compensation at our 2014 annual meeting of shareholders. More than 93% of votes cast supported our executive compensation policies and practices. Management and the Committee considered this strong support of the current pay structure by our shareholders and that the Company’s compensation programs do not require material changes, other than those changes warranted by good corporate governance oversight.

The Committee feels strongly that our executive compensation programs should evolve and be adjusted over time to support the achievement of our business goals, to reflect the Company’s challenges, and to promote both the near- and long-term profitable growth of Martin Marietta. During 2014, the Committee reviewed and evaluated market trends and best practices in designing and implementing elements to our compensation program. The Committee continues to believe that our executive compensation programs are designed to incentivize and reward achievement that creates value for our shareholders.

We view a continuing, constructive dialogue with our long-term shareholders as critically important to ensuring that we remain aligned with their interests. We regularly talk to long-term shareholders and appreciate the opportunity to gain further insight and understanding into their views. In furtherance of this approach, Martin Marietta held an investor day in February 2015 at which shareholders were invited to meet with the entire leadership team of the Company, including our Lead Independent Director. We speak to almost all of our top 25 shareholders at least annually, which represents approximately 70% of our outstanding shares.

Our Compensation Strategy

Our executive compensation program is specifically designed to:

•	Attract and retain top-caliber, knowledgeable and experienced senior executives.

•	Motivate our executives to achieve superior results and build long-term value for shareholders.

•	Reward performance that meets or exceeds established goals consistent with our strategic aims and upholding integrity.

•	Align individual objectives with the Company’s objectives without fostering excessive or inappropriate risk-taking.

•	Encourage an ownership mentality and align the long-term financial interests of our executives with those of our shareholders.

•	Be market competitive with our peers.

•	Provide reward systems that are measurable and easily understood by our managers and shareholders.

•

Reinforce the succession planning process undertaken on a company-wide basis by identifying and retaining senior leadership capable of achieving the Company’s growth, profitability and other objectives.

The following table summarizes the key elements of our 2014 executive compensation program:

Element	Primary Purpose	Key Characteristics
Base Salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation to pay the executive fairly for the responsibility level of the position. Reviewed annually.
Annual Performance- Based Incentive Awards	To motivate and reward organizational and individual achievement of annual strategic, financial and individual objectives.	Variable compensation component; based on pre-established Company and individual performance goals.
Incentive Stock Plan	To assure executives invest certain levels of their annual bonus into Martin Marietta stock units.	Executives may invest up to 50% of their annual bonus into stock units, with a mandatory minimum of 35% for our CEO and 20% for other NEOs to be invested in common stock units.
One-Time Strategic Acquisition Bonus	To reward executives for achieving the Company’s objectives in executing the acquisition of and synergies related to TXI.	One-time cash bonus.
Long-Term Incentive Awards	To align executives with shareholder interests, to reinforce long-term value creation, and to provide a balanced portfolio of long-term incentive opportunity.	Variable compensation component. Reviewed and granted annually.
Performance Share Units (PSU)	To motivate executives by tying incentives to our multi-year financial goals and relative TSR reinforcing the link between our executive officers and our shareholders.	New program in 2014; grants based on three-year ROS, EBITDA and TSR performance relative to peers.
Long-Term Incentive Plan (LTIP)	To motivate the appropriate behaviors delivering superior long-term total shareholder return. Depending on Company’s performance, award can be zero.	Stock options and RSU grant sizes vary based on Martin Marietta’s annual financial performance of ROIC against WACC and peer group performance comparison.
	Stock options (1/3): To motivate behaviors increasing shareholder value above the exercise price.	Stock price growth above the exercise price.
	RSUs (2/3): To motivate the behaviors increasing shareholder value and promote a base-level of executive retention.	Stock price growth.

Element	Primary Purpose	Key Characteristics
One-Time Transformation Equity Grant	To ensure a stable and focused senior management leadership team during this period of significant transformation and Company growth.	Restricted stock units with 5-year cliff vesting.
Health/Welfare Plan and Retirement Benefits	To provide competitive benefits promoting employee health and productivity and support financial security.	Fixed compensation component.
Perquisites and Other Benefits	To provide limited business-related benefits, where appropriate, and to assist in attracting and retaining executive officers.	Fixed compensation component.
Change-in-Control Protection	To provide continuity of management and bridge future employment if terminated following a change-in-control of the Company.	Fixed compensation component; only paid in the event the executive’s employment is terminated following a change-in-control of the Company.
Severance Protection	To bridge future employment if terminated other than “for cause.”	Fixed compensation component; only paid in the event the executive’s employment is terminated other than “for cause.”

Performance-Related Compensation

A substantial portion of our CEO’s and executive officers’ compensation is at risk and will vary depending upon the Company’s performance. All the opportunities to achieve long-term equity incentives granted to our CEO and other executive officers in 2014 were performance-related, other than the one-time transformation equity grants with 5-year cliff vesting that are discussed below. These consisted of three types of awards, which are discussed more fully: (1) options; (2) restricted stock units pursuant to our long-term incentive program (LTIP Awards); and (3) restricted stock units that consist of performance share units (PSU Awards). More than 82% of our CEO’s total pay opportunity is performance-based “at risk” compensation.

•

Each of these awards has a target amount based on enumerated performance measures, and meeting the performance criteria is required to achieve a threshold award and the opportunity to earn a multiple of the target.

•	If the Company does not meet performance expectations, the CEO and other executive officers can receive zero awards.

•

Our entire long-term incentive program (100%) is subject to performance adjustment, whereby the grant date value of the options and LTIP Awards may be reduced based on prior year performance and the amount of the PSU Awards that vest may be reduced based on the prior three-year performance. According to data from Aon Hewitt, we believe this contrasts with our peer group and broader United States market practice, where such adjustments to target awards are not typically observed or, when observed, impact a minority portion of the overall long term award.

Ongoing Corporate Governance Policies

We endeavor to maintain good corporate governance standards, including those which impact the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2014:

•	We maintain a majority vote for the election of directors in uncontested elections and plurality voting in any election that is contested.

•	The leadership structure of our Board consists of a Chairman (who is also our CEO), a Lead Independent Director, who is elected by the independent Directors, and strong Board committee chairs.

•	The Committee is composed solely of independent Directors who regularly schedule and meet in executive sessions without management present.

•	The Committee’s independent compensation consultant, Aon Hewitt, is retained directly by the Committee and performs no other consulting or other services for the Company.

•

The Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•	Set maximum payout caps on our annual and long-term incentives.

•

Pay for performance with 82% of our CEO’s total pay opportunity being performance-based “at risk” compensation (other than the one-time transformation equity grants with 5-year cliff vesting that are discussed below).

•	Cap PSU payments at target if three-year TSR is negative, regardless of our ranking.

•	Limit perquisites and other benefits.

•	Perform an annual compensation risk assessment.

Compensation Decision Process

Role of Management and the Committee

The Committee is responsible for carrying out the philosophy and objectives of the Board of Directors related to executive compensation in addition to its responsibilities of overseeing the development and succession of executive management of Martin Marietta. The Committee has the authority to determine compensation and benefits for Martin Marietta’s executive officers. The Committee members are each non-employee, independent Board members pursuant to the New York Stock Exchange rules, and the Committee operates pursuant to a written charter, a copy of which can be viewed on Martin Marietta’s website at www.martinmarietta.com.

The performance of the CEO and each other executive officer is reviewed regularly by the Committee. Based on this review, the Committee sets compensation for all executive officers. Compensation decisions with respect to the executive officers other than the CEO are based in part on recommendations by the CEO, with input from the Senior Vice President—Human Resources, with respect to salary adjustments and annual cash and equity awards. The Committee can accept, reject or modify any recommended adjustments or awards to executive officers. For the CEO, the Committee sets the levels of annual adjustments and awards based on the criteria it deems to be appropriate under the circumstances. There are no employment agreements between Martin Marietta and any executive officer of Martin Marietta, including the CEO.

Role of the Independent Compensation Consultant

The Committee retained an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, either in person or by telephone, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions. Aon Hewitt performs no other services for the Company.

Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advise the Committee on executive compensation trends and regulatory developments.

•	Provide a total compensation study for executives compared to the companies in our peer group and recommendations for executive pay.

•	Provide advice to the Committee on governance best practices, as well as any other areas of concern or risk.

•	Serve as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting.

•	Review and comment on proxy disclosure items, including this CD&A.

•	Advise the Committee on management’s pay recommendations.

The Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon Hewitt. Based on this review, there are no conflicts of interest raised by the work performed by Aon Hewitt.

Role of Peer Companies and Competitive Market Data

The Committee considered peer groups for three elements of the executive compensation program in 2014: (1) the Compensation Peer Group, consisting of 16 companies that compete with us for talent; (2) the Performance Peer Group, consisting of seven companies that compete with us in producing and selling construction materials and is used to assess the comparative financial performance of the Company; and (3) the TSR Peer Group, consisting of 23 companies that the Committee believes compete with us for investors and is used to assess the achievement of total shareholder return measured for the PSU Awards.

This section only describes the Compensation Peer Group. The other two peer groups are discussed below in the descriptions of the other elements of our compensation program.

Annually, the Committee studies competitive total compensation market data reviewed by Aon Hewitt. To assess competitive pay levels, the Committee reviews and approves the composition of our Compensation Peer Group. The following peer group criteria are considered:

•	Company size (approximately 0.4x to 2.5x Martin Marietta’s annual revenues);

•	Companies in similar industries based on GICS code classifications;

•	Direct competitors for business and management talent;

•	Companies covered by the investment analysts that track Martin Marietta; and

•	Companies that include Martin Marietta in their compensation peer group.

The following companies comprised our Compensation Peer Group for 2014 base salary, bonus, and long-term incentive pay decisions:

Albermarle Corporation	Amcol International Corporation
Arch Coal, Inc.	Armstrong World Industries
Compass Minerals International	FMC Corporation
Granite Construction Inc.	Kaiser Aluminum Corp.
Kansas City Southern	Louisiana- Pacific Corporation
Packaging Corporation of America	Suncoke Energy Inc
Universal Forest Products Inc.	USG Corp.
The Valspar Corporation	Vulcan Materials Company

The Committee studies competitive total compensation data from various sources, including proxy statements of the peer group. Since proxy statements do not provide precise comparisons by position to our executive officers, the Committee also in 2014 took into consideration published independent compensation surveys of companies with revenue in the range of $1.5 billion to $2.0 billion as to median levels for each executive officer as well as private compensation survey data. Where available, size-adjusted market values were developed using regression analysis. This statistical technique accounts for revenue size differences within the peer group and develops an estimated market value for a similar-size company as Martin Marietta. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee. On average, our NEO total compensation opportunities are competitively positioned at or near the size-adjusted 50th percentile.

Although the Committee uses the benchmark standards as its starting point in setting compensation levels, the compensation packages for executive officers may vary materially from the peer group benchmarks based on several factors. Market data, position, tenure, individual and organization performance, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities. Specifically, the Committee sets compensation levels below the benchmark levels for executive officers with relatively less relevant experience, less responsibility, less tenure with Martin Marietta and/or lower performance ratings. Conversely, if an officer consistently receives favorable performance ratings, accumulates years of service and expertise in relevant areas, has more responsibility and/or has significant other achievements, his or her compensation will typically be above the peer group median. Long-term compensation to executive officers is based on specific performance measurements as discussed below for each component of compensation.

Determination of CEO Compensation

At the January Committee meeting, without the CEO present, the Committee reviews and evaluates CEO performance, and determines achievement level for the prior year. The Committee also reviews competitive compensation data. At this meeting, the Committee discusses salary and annual incentive pay recommendations, as well as an evaluation of the CEO’s performance, for the CEO with the independent members of the Board. In 2014, the Committee reviewed and discussed the target PSU grant size for the CEO at its August meeting, which was also discussed with the full Board. At the May Committee meeting, the Committee approves LTIP stock options and RSUs, based on a thorough review of financial performance versus the Performance Peer Group consisting of seven global competitors and discussed below.

Compensation Program Risk Assessment

We perform a thorough annual review of our compensation program structure. We review the results with the Committee and have determined that our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals. Our compensation structure does not include features that are reasonably likely to have a material adverse effect on the Company.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Compensation program features that mitigate against risks include the following:

•	Our annual bonus plan does not provide payment for poor individual or corporate performance, regardless of whether the failure to achieve target was outside management’s control.

•	There is a cap on the annual bonus, even for spectacular performance.

•	There are caps on the long-term equity awards, even if the required performance-related criteria are exceeded.

•	A majority of the named executive officers’ compensation is long-term, with equity grants vesting over three to five years, depending on the plan.

•	Our compensation is not based on highly-leveraged short-term incentives that encourage high risk investments at the expense of long-term value.

•	Long-term compensation to executive officers is based on specific performance measures that balance long-term growth and returns.

•	The Committee uses benchmarking data and the advice of its independent compensation consultant to keep compensation in line with typical market practices and appropriate to Martin Marietta’s needs.

•	We use a balanced portfolio of long-term incentive programs.

Considerations Regarding 2014 Compensation

The following chart summarizes the target compensation in our 2014 executive compensation program:

Pay Component	Summary
Base Salary

•    At the January 2014 meeting, the Committee reviewed competitive market data and individual performance evaluations.

•    The Committee approved base salary increases as follows:

•    Mr. Nye: 3.2% increase, based on his excellent achievements as CEO since 2010 in a challenging economic environment, and specifically his performance in 2014.

•    Other NEOs: 3% increases, based on a review of competitive market data and individual performance evaluations.

•    The Committee at its June 2014 meeting approved an increase of 5.0% to Mr. Nye’s base in connection with his succession as Chairman of the Board.

Target Annual Cash Incentives

•    NEO target bonuses (as a % of salary) did not change in 2014.

•    Our 2014 Executive Incentive Plan design did not change.

•    One-time strategic acquisition bonus: In August 2014, the Committee approved a one-time payment of approximately 25% of base salary to our NEOs, excluding Mr. Nye whose performance related to the successful TXI acquisition was considered by the Committee as part of his normal bonus determination at the close of 2014.

•    Our CEO is required to invest a minimum of 35% of his annual bonus into stock units, which are held for a minimum period of three years.

•    Other NEOs are required to invest a minimum of 20% of their annual cash bonus into stock units, which are held for a minimum period of three years.

Long-Term Incentives

•    NEO target award sizes (as a % of salary) did not change in 2014.

•    Our structure includes an LTIP (stock options and RSUs) and a new performance share unit (PSU) plan.

•    The LTIP is weighted 1/3 stock options and 2/3 RSUs. The LTIP grant size is based on Martin Marietta’s 2014 financial performance. Targeted values are determined for each NEO based on competitive market data. The options are subject to four-year ratable vesting and the RSUs are subject to three-year cliff vesting from date of grant.

•    PSUs earned amounts are based on 75% three-year return on sales and cumulative EBITDA performance, and 25% total shareholder return ranking compared to major U.S. companies in similar industries. The target award value is 40% of base salary for each NEO.

•    The Committee approved a one-time transformation equity grant in 2014 to support the Company’s multi-year transformation strategy following the consummation of the TXI deal. The objective of the grant is to lock-in critical leaders for the next five years while our transformation strategy is executed. The grant’s vesting schedule is five-year cliff vesting (nothing vests until the end of five years and is generally forfeited if employment is terminated prior to the vesting date).

Total Compensation

Targeted total compensation opportunity is the size-adjusted 50th percentile of our compensation peer group. Overall, the Committee believes targeted compensation should be more heavily weighted on variable “at-risk” compensation and longer -term components.

The Committee approved the following actual compensation items in 2014.

Base Salary

The Committee determines base salaries for the NEOs and other executives based on a number of factors, including but not limited to, market data, individual performance, the Company’s performance, and management recommendations (except for the CEO). At the January 2014 meeting, based on a review of competitive market data and management’s recommendations based on individual performance (except for the CEO) and the Committee’s assessment of Mr. Nye’s performance, the Committee approved the following increases.

In connection with Mr. Nye’s election as Chairman of the Board of Directors following the 2014 annual meeting of shareholders in May 2014, and following an extensive review of competitive market data for other combined Chairman and CEO roles, the Committee approved a promotional increase for Mr. Nye.

No adjustments to base salary were made for our NEOs following the TXI acquisition in July 2014 despite the expanded responsibilities of the executive officers, the much larger size of the Company, and the new entry of the Company into the S&P 500 Index.

NEO	2013 Base Salary			Percentage Increase*		Reason	Effective Date	2014 Base Salary
C. Howard Nye	$ $	875,000 905,000	**	3.2 5.0	% %	Merit Increase Promotion to Chairman	2/1/14 6/1/14	$ $	905,000 950,000
Anne H. Lloyd		$505,000		3.0%		Merit Increase	2/1/14		$511,300
Roselyn R. Bar		$412,255		3.0%		Merit Increase	2/1/14		$426,700
Donald A. McCunniff		$345,500		3.0%		Merit Increase	2/1/14		$349,800
Daniel L. Grant		$325,000		3.3%		Merit Increase	2/1/14		$329,000
*	In August 2013, the Committee determined that it would award merit increases for all executive officers at its regularly-scheduled January meeting each year rather than on the anniversary date of each executive’s employment commencement date, which was the previous practice. The actual increase was prorated based on the preceding base salary increase date for each executive officer.

**Base	salary as of February 1, 2014.

Annual Cash Incentive: Executive Incentive Plan

NEOs and other executives are eligible to earn annual bonuses under our Executive Incentive Plan based on the achievement of various performance metrics. Individual NEO targets (as a percent of base salary) are approved by the Committee at the beginning of the year based on a review of competitive market data.

Actual cash bonuses may range from 0% to 150% of each individual’s target, which is determined based on compensation peer data and internal pay equity. The Committee awards annual cash bonuses based on corporate performance objectives and the achievement of individualized targeted goals. This furthers Martin Marietta’s compensation philosophy in that it encourages superior performance and rewards the achievement of Martin Marietta’s annual goals. In 2014, all of the executive officers participated in the plan, except for Mr. Nye, for whom bonus compensation was awarded outside of the plan. The annual bonus level for 2014 for the NEOs was in the range of 92-95% of target.

In determining the incentive payments, the Committee first reviews the achievements of Martin Marietta for the past year as compared to its targeted goals set at the end of the previous year. The factors that the Committee took into account in determining Martin Marietta’s performance in 2014 include those listed above under Executive Summary on pages 26 to 27. The Committee also considered:

•	A detailed assessment of Martin Marietta’s overall financial performance and each segment’s financial performance

•	Martin Marietta’s continuing successful cost management and automation initiatives in a challenging economic environment

•	Our safety performance improvement in total case incident rate over the prior year’s record low rate

•	Outstanding environmental and regulatory compliance results

•	Continuing achievement of excellent management of working capital

•	The successful organic and inorganic growth of Martin Marietta

The Committee also considered shareholder returns. In this regard, another indication of the executive officers’ performance is the consistent delivery of value to Martin Marietta’s shareholders, despite the extraordinary recession that severely impacted the Company and the construction materials industry, as follows:

The Committee then conducts a comparative review of the individual contributions of each of the executive officers towards achieving these goals. The Committee also considers qualitative measures of performance for the executive officers, such as adherence to and implementation of Martin Marietta’s Code of Ethical Business Conduct, safety, customer satisfaction, and product quality.

Key individual performance criteria are established for each NEO, which are intended to drive strategic and support operational results in the Company and the functional groups. These performance metrics are established at the beginning of each plan year and are based upon Martin Marietta’s Long Range Operating Plan, which is set at the end of the previous year. For executives in corporate staff positions, 50% of the determination is made with respect to Martin Marietta’s performance and 50% is based on the individual’s performance against established objectives. Similar to the Committee’s assessment of financial goals, the Committee’s assessment of individual performance goals generally excludes certain non-recurring or extraordinary items. We do not disclose specific individual performance goals due to the potential for competitive harm. Our targeted individual goals are “stretch but reasonable.”

The individualized target goals are tailored for each executive, his or her specific areas of responsibility and the then-current and longer term goals of Martin Marietta. In addition, achievement of the goals typically is in part dependent on conditions outside the control of each of the named executive officer. For example, we have a strong focus on safety in our Company. Regardless of the achievement of other targets, incentive awards are reduced for all employees in the event of any serious workplace safety incident in Martin Marietta. Similarly, our business may be adversely affected by hurricanes or other weather-related conditions, which could have the result of impeding the achievement of certain performance-based goals.

Although there is substantial uncertainty with respect to achieving the target levels at the time the goals are set and communicated, our named executive officers have a reasonable expectation of receiving a cash incentive award at a level that is near their target level. However, the “stretch” levels remain extremely difficult to obtain and the maximum cash award level has not been achieved in prior periods.

2014 CEO Annual Incentive Award Earned

The CEO does not participate in Martin Marietta’s Executive Incentive Plan and his bonus, if any, is determined at the discretion of the Committee, based on the performance factors discussed above for 2014, including:

•	Revenue growth, including from heritage operations only (without regard to the TXI acquisition)

•	Gross profit margin expansion

•	EBITDA growth

•	EPS growth

•	SG&A improvement

•	Safety and regulatory compliance record

Generally, Mr. Nye’s bonus level is approximately 100% of his base salary although there is no specific target for the CEO’s bonus. The Committee did not attempt to set Mr. Nye’s 2014 bonus in any particular relationship to peer compensation survey data but did consider those factors. The Committee awarded him an annual incentive bonus of $850,000 for 2014, which was 91.5% of his base salary, after considering many diverse factors, including the advice of Aon Hewitt. Consistent with its compensation philosophy that focuses on long-term performance, the Committee considers whether there are factors in addition to quantitative ones that should be taken into account in establishing the overall level of Mr. Nye’s compensation. In this regard, the Committee considered accomplishments that benefit shareholders in the longer term. In subjectively determining the amount of Mr. Nye’s bonus for 2014, the Committee took into account the same type of objective performance measures and qualitative measures, such as the effectiveness and quality of Mr. Nye’s leadership of Martin Marietta, as it considered for executive officers who receive awards under the plan.

2014 Actual Incentive Cash Earned

Based on the previous table showing the approved performance achievement levels and the percentage of target earned, the table below summarizes the targets for 2014 and annual incentive award earned by each NEO:

NEO	Target Annual Incentive Bonus (% of Salary)	2014 Target Annual Incentive	2014 Actual Annual Incentive
C. Howard Nye*	100%*	$928,750	$850,000
Anne H. Lloyd	80%	$408,620	$384,100
Roselyn R. Bar	70%	$297,847	$283,000
Donald A. McCunniff	70%	$244,609	$227,500
Daniel L. Grant	70%	$230,067	$211,700
*Mr.	Nye has no target bonus under the Executive Incentive Plan, but the Committee generally considers an appropriate target for Mr. Nye to be 100% of base salary in evaluating his bonus level.

Annual Cash Incentive: One-Time Strategic Acquisition Bonus

The TXI acquisition represented a strategic transformation for our Company. This large transaction was a significant additional performance requirement for senior leadership, compared to what was originally anticipated for our 2014 annual incentive program.

As a result of senior leadership’s significant performance achievements related to this achievement, the Committee approved a one-time strategic acquisition bonus for the following accomplishments:

•	On-time completion of the deal;

•	Successful integration planning and execution;

•	Achievement of synergy savings that exceeded pre-determined targets; and

•	Delivery of $0.22 per weighted average diluted share of accretion to our shareholders in 2014.

The size of the one-time strategic acquisition bonus was approximately 25% to 30% of each NEO’s base salary. For the four NEOs excluding Mr. Nye, the one-time strategic bonus was paid following the consummation of the deal when early integration had been achieved. At that time, Mr. Nye specifically requested that he be excluded from receiving such an award, and the Committee approved his request.

In January 2015, as part of the Committee’s normal performance evaluation for 2014 annual bonuses, the Committee contemplated whether to include Mr. Nye’s performance in executing the successful TXI transaction as part of their review. In particular, the Committee considered that under Mr. Nye’s leadership, the Company:

•	Achieved $28 million in synergies in 2014, exceeding expectations by 53% or nearly $10 million, even with only 6 months of ownership of the acquired operations.

•	Revised its goal for achievement of synergies to $100 million by 2016, a more than 40% increase over original estimates.

•	Demonstrated its ability to deliver on its objectives and create additional shareholder value.

After a thorough review and discussion of external market and internal Company considerations, the Committee decided to reject Mr. Nye’s request for no special consideration for the TXI transaction and include him at a consistent level as the other NEOs. These one-time strategic acquisition bonuses ranged from $65,000 to $120,000 to our NEOs and $250,000 to Mr. Nye as an acknowledgment of our executives’ successful leadership throughout the TXI acquisition process. We determined that these awards were warranted based on the timely completion of the acquisition and successful planning and execution of the early steps of the integration, in addition to above-target potential cost savings. In addition, we believe that these awards are appropriate because the merger and integration represented a significant additional strategic initiative for our executives beyond the scope of our incentive compensation program, which rewards executives for the annual operational success of our organization. The Committee determined, with the advice of Aon Hewitt, that a one-time award based on the transaction accomplishments was appropriate.

Annual Incentive Feature: Performance-Based Stock Purchase Plan

The Incentive Stock Plan provides the opportunity to invest a portion of annual bonus in Martin Marietta stock. There are both voluntary and mandatory deferrals under the plan.

The voluntary election allows executives to invest up to 50% of their annual cash bonus to purchase units that are subsequently converted into shares of common stock pursuant to the terms of the plan at a 20% discount from the market price of Martin Marietta’s common stock on the date the amount of the bonus is determined. The discount is used to account for the risk of trading current cash compensation for “at-risk” shares which may decline in value.

The mandatory portion requires executives to invest a minimum of 20% of their cash bonus towards the crediting of units under the plan. The CEO is required to invest a minimum of 35% of his cash bonus towards the crediting of such units.

The mandatory contribution requirement directly links a portion of executive officer compensation to shareholder returns. The vesting aspect combined with the yearly stock purchase requirement, creates continuous overlapping three-year cycles, which encourage executive officer retention and provide a continuous link of a significant portion of executive officer compensation with shareholder return over the long term to reward these executive officers in line with our shareholders when our stock price increases.

The units generally vest in three years from the date of the award and are distributed in shares of common stock. If an executive officer voluntarily terminates employment before the units vest in three years, the stock units are forfeited and the executive officer receives a cash payment equal to the lesser of the cash that was invested or the fair value of the share units on the day of termination.

Long-Term Incentive Compensation

Our long-term incentive (LTI) compensation structure in 2014 consists of the following:

•	Long-Term Incentive Program (LTIP): Includes grants of 1/3 stock option value and 2/3 RSU value. Grant size is dependent on the Company’s annual financial performance.

•

Performance Share Units (PSUs): Includes grants of performance-based shares based on our three-year average return on sales (ROS), three-year cumulative EBITDA, and three-year total shareholder return performance relative to a peer group comprised of U.S. companies in similar industries (TSR).

Annually, the Committee determines the grant-date target value for each executive based on a review of competitive market data from the Compensation Peer Group, broader U.S. compensation survey data and other published surveys, and management’s recommendations (except for the CEO).

Equity Plan	2014 Award Granted	2014 Performance Measurements	2013 Award Granted	2013 Performance Measurements
PSUs (2014)	Performance measured on 12/31/16. Target is 40% of base salary.	3 year average ROS 3 year cumulative EBITDA Relative TSR as compared to peer group	2014 is first year of award	N/A
SVAP (2013)	Replaced in 2014 by PSUs. Target is 40% of base salary.	N/A	No award granted	TSR as compared to S&P 400 Midcap and S&P 1500 Basic Materials
LTIP Options	Award in 2014 = 68.75% of Target. Total LTIP Target (Options and RSUs) is between 65%-200% of base depending on position.	Return, Growth, Cash Flow and EBIDTA as compared to Performance Peer Group	67.50% of Target	Return, Growth, Cash Flow and EBIDTA as compared to Performance Peer Group
LTIP RSUs	Award in 2014 = 68.75% of Target. Total LTIP Target (Options and RSUs) is between 65%-200% of base depending on position.	Return, Growth, Cash Flow and EBIDTA as compared to Performance Peer Group	67.50% of Target	Return, Growth, Cash Flow and EBIDTA as compared to Performance Peer Group

LTIP Grants

Our LTIP awards consists of (1) granting a mix of options and restricted stock units and (2) basing the amount of the award on our performance. The Committee believes that the mix provides better incentives to executive officers than either options or restricted stock units alone. Stock options link the compensation provided to the named executive officers with gains realized by the shareholders, thus serving to confer on recipients an ownership interest in Martin Marietta. These awards also assist Martin Marietta in maintaining competitive levels of total compensation. The vesting periods associated with stock options encourage the continued retention of these individuals. The RSU awards granted to executive officers strengthen our retention value for executives because restricted stock units have an intrinsic value when granted, which increases or decreases with our stock price providing alignment with our shareholders. In addition, restricted stock units permit us to issue fewer shares to deliver the same value, thereby reducing potential dilution.

For each named executive officer, other than the CEO, the Committee derived a target dollar value for this component of compensation based on a review of equity award data in the compensation studies described above and input from Aon Hewitt. The target dollar value is increased each year by an amount equal to the average percentage increase in base pay for salaried employees and relevant subjective considerations, such as a promotion or expanded responsibilities.

The amount of the awards that are granted is based on Martin Marietta’s performance. If minimum performance levels are not achieved, then no grants are made.

To determine the grant size, first the Committee compares Martin Marietta’s return on invested capital (ROIC) to its weighted average cost of capital (WACC) for the preceding fiscal year. The amount of the award is then set depending on the range set forth in the table below. The maximum award (200%) is a stretch goal would be achieved if the Company’s return on invested capital is at least 4% higher than the weighted average cost of capital and with the Committee’s subjective determination that such level of shareholder value created by the Company is outstanding.

Return on Invested Capital vs. Weighted Average Cost of Capital*	Grant as % of Target
More than 4% above	200%
Between 3.01% and 4% above	175%
Between 2.01% and 3% above	150%
Between 1.01% and 2% above	125%
Between 0.01% and 1% above	100%
Between WACC and 0.99% below	75%
1% or more below	Review Martin Marietta performance against Performance Peer Group

If our ROIC is 1% or more below our WACC, then we review our previous year’s financial performance against seven global competitors to determine our relative performance and the grant size, if any. The seven global competitors are called the Performance Peer Group:

Cemex	Holcim Ltd.
S.A.B. de C.V.	Lafarge S.A.
CRH PLC	Vulcan Materials Company
Heidelberger Druckmaschinen AG/Heidelberg USA

The four performance measures that the Committee took into account under this alternative formula are: (1) Return, measured by operating profit expressed as a percentage margin to net sales, (2) Growth, measured by the increase in 2013 revenue/net sales expressed as a percentage change compared to 2012, (3) Cash Flow, measured by operating cash flow calculated as a percentage change over prior year, and (4) Earnings Before Interest, Taxes and Depletion, Depreciation and Amortization (EBITDA), measured as a percentage of EBITDA margin to net sales. These metrics were determined by the Committee to be appropriate measures of performance based on its knowledge of the performance factors that the Company’s shareholders consider, the advice of Aon Hewitt that these factors are appropriate, the differences in size, diversity and markets of the businesses conducted by the international companies in the Performance Peer Group, and the limited availability of full performance metrics from the international companies in the Performance Peer Group that do not make financial statement filings in accordance with generally accepted accounting principles with the SEC. Grants sizes are determined based on our average score versus the Performance Peer Group for these metrics.

In 2013, our ROIC vs. WACC fell in the category “1% or more below”. The Committee in 2014 reviewed our performance against the Performance Peer Group as set forth in the following table with respect to each of the measures indicated.

		Performance Metric
Martin Marietta Ranking Position	Award Payout %	Return	Growth	Cash Flow	EBITDA
1	75%
2	75%		X	X	X
3	60%
4	50%	X
5	40%
6	0%
7	0%
Award Achievement Per Measure		50%	75%	75%	75%
2014 Grant Size (average scores) = 68.75% of target

In accordance with this formula, awards were granted in 2014 at 68.75% of each executive officer’s target. One-third of the dollar value was then converted to stock options and two-thirds of the dollar value was converted to restricted stock units using the closing price on the date of grant. The one-third stock options and two-thirds restricted stock units valuation bases were determined on a variety of factors, including lattice modeling values for options, median levels of compensation, and a subjective view regarding the appropriate mix of restricted stock units and stock options in light of compensation, incentive and accounting considerations.

The stock options granted in 2014 vest ratably over four years and the restricted stock units cliff vest on the third anniversary of the grant date, in each case in general if the executive is continuously employed from the date of grant through the vesting date. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Executives who receive awards of restricted stock units (including restricted stock units discussed below) receive dividend equivalents paid on the shares awarded at the same rate and at the same time as the other shareholders of Martin Marietta. The value of the receipt of these dividend equivalents is included in the value of the restricted stock unit awards shown in the Summary Compensation Table. We pay these dividend equivalents to remain competitive on compensation because the majority of other comparable companies in compensation surveys pay dividends or equivalents.

Performance Share Unit Awards

In 2014, the Committee worked with Aon Hewitt and management to develop and approve a new Performance Share Unit (PSU) plan. Eligibility for 2014 PSU grants is limited to the executive officers, the division presidents and the vice president of operations services. The PSUs have a three-year performance period. The 2014 grant measures performance for 2014 through the end of 2016. The performance measures are:

•	45% of the total award is return on sales (ROS), measuring cost management,

•	30% of the total award is cumulative earnings before interest, taxes, depreciation and amortization (EBITDA), measuring profitability, and

•	25% of the total award is relative total shareholder return (TSR), measuring Martin Marietta’s performance against a specified group of peers.

This award sets a target that is 40% of each executive officer’s base salary converted to performance shares based on the closing price on the date of grant. The performance for the 2014 awards will be measured in January 2017 for the three-year period beginning January 2014 through December 2016. The Committee in its discretion may adjust the final award values, either collectively or on an individual basis, in recognition of factors that are unusual or nonrecurring. The PSUs will be paid in shares of common stock in January 2017 to the extent that the performance goals have been met.

The performance targets for ROS and EBITDA were set consistent with our internal long range operating plan and reflect a stretch effort at the target and maximum levels. The performance target for the TSR portion of the PSU Plan is 50th percentile against a group of 23 U.S. companies in similar industries. The threshold and maximum performance requirements are 30th and 75th percentile, respectively.

The total payout opportunity is 50% of target if the threshold level is satisfied, 100% of target if the target level is satisfied, and 200% of target if the maximum level is satisfied. If the threshold is not met, none of the PSUs will vest.

For the measurement period 2014-2016, the Committee utilized a peer group consisting of the following companies with which to compare the element of the PSU Awards requiring achievement of TSR at the end of the three year period, ending December 31, 2016. These companies were chosen with a focus on companies in similar industries as Martin Marietta and that potentially compete for shareholder investment. A governance feature of the PSU Award is that this portion of the payments is capped at target if the Company’s three-year TSR return is negative, regardless of the TSR ranking.

The 2014-2016 TSR Peer Group of 23 companies were identified according to the following criteria and consisted of the following:

•	S&P 1500 Materials companies in the Construction Materials, Metals & Mining, and Forest Products industries

•	S&P 1500 Capital Goods companies in the Construction & Engineering industries

•	Market capitalization and annual revenues of at least 20% of Martin Marietta at December 31, 2013

AECOM Technology	Emcor Group	Quanta Services
Alcoa	Fluor Corporation	Reliance Steel & Aluminum
Allegheny Technologies	Freeport-McMoran	Steel Dynamics
Carpenter Technology	Jacobs Engineering	U.S. Steel
Cliffs Natural Resources	KBR Inc.	URS Corporation
Commercial Metals	Louisiana Pacific	Vulcan Materials
Compass Minerals International	Newmont Mining	Worthington Industries
Eagle Materials	Nucor Corporation

The actual financial performance targets and achievement against those targets will be disclosed at the end of the three-year performance period.

Shareholder Value Achievement Plan

This plan was discontinued in 2014 and replaced with the PSU Plan. Prior to 2014, the Shareholder Value Achievement Plan (SVAP) award measured Martin Marietta’s three-year TSR ranking against two peer groups: the S&P 400 Midcap companies and the S&P 1500 Basic Materials Index. Target grant values were 40% of base salary, similar to the new PSU Plan. Target payouts were earned at the 60th percentile TSR ranking. Threshold and maximum payouts were earned at the 30th and 75th percentiles, respectively.

No payouts were earned since 2010 under this program as a result of the impact of the economic recession on Martin Marietta’s business. In 2014, based on a thorough review of the Company’s compensation objectives, the need for a more focused TSR peer group in line with our business, and the desire to focus more on long-term financial measures, the Committee worked with Aon Hewitt to develop and approve the new PSU Plan.

One-Time Long-Term Transformation Equity Grants

The acquisition of TXI was larger than all the other combined 80+ acquisitions completed by Martin Marietta. Our Board of Directors views the transaction as a transformational event in terms of size, scope, the opportunity for profitability, and the platform to generate solid future growth. In the Committee’s view, the safety record, operational excellence, cost management, and profitability that the senior leadership achieved was a critical component of being able to complete the transaction. In addition, the Company’s shareholders supported the TXI transaction with 98% of the votes cast approving it.

In 2014, our overall long-term incentive plan structure was reviewed to ensure it supported our transformation strategy. The Committee performed a thorough review of incentive plan alignment and unvested equity. Based on this review, following the TXI transaction, the Committee determined that certain structural changes to the LTI structure were needed to retain critical executives and recruit strong leaders to fill important strategic roles. The design changes included, but are not limited to:

•	Introducing a new PSU Plan with cumulative financial metrics, in addition to TSR performance;

•	Refining the peer group used to measure TSR performance to companies in similar industries; and

•	Making a one-time transformation equity grant to retain executives critical to the execution of our long-term strategy following the TXI acquisition.

The Committee worked with Aon Hewitt to develop a strategic approach to both ongoing compensation program support of a business transformation and a one-time arrangement for critical executives. The Committee reviewed competitive data for similar one-time grants over the last three to four years. Based on that competitive review and the Committee’s assessment of what was appropriate given their internal review of Martin Marietta’s key management talent, a one-time transformation equity grant was made to a limited number of critical executives, including our NEOs, with the objectives to align and retain critical leaders. The grants only vest generally if the executive is employed on the fifth anniversary of the grant date. Unvested shares are forfeited if the executive leaves the Company prior to the fifth anniversary.

The one-time grants were given to the 14 critical leaders of the transformation strategy, consisting of the executive officers, the division presidents and the vice president of operations services. Grant sizes ranged from 1.2x to 3x salary for the grant recipients. The Committee structured these grants with five-year cliff vesting to help ensure that this critical team stays together to deliver the benefits from the TXI transaction to shareholders.

The following table provides a summary of the long-term incentives that each of the named executive officers received in 2014.

NEO	LTIP Options (4 year pro rata vesting) (# of shares)	LTIP RSUs (3 year cliff vesting) (# of shares)	PSUs – Target (3 year cliff vesting subject to achievement of performance measures) (# of shares)	One-Time Transformation Equity Grant (5 year cliff vesting) (# of shares)
C. Howard Nye	13,584	6,792	2,799	22,070
Anne H. Lloyd	4,604	2,302	1,584	11,878
Roselyn R. Bar	3,757	1,879	1,322	9,913
Donald A. McCunniff	3,027	1,514	1,084	8,127
Daniel L. Grant	1,632	816	1,029	7,643

Stock-Based Awards Generally

The stock purchase awards under our Incentive Stock Plan described above are granted at the Committee’s regularly scheduled meetings in January following the availability of financial results for the prior year, and all LTIP awards are granted in May to enable us to consider current proxy information and compensation surveys for comparable companies. In 2014, the Committee granted the newly-developed PSU awards in August, but anticipates granting future PSU awards at the Committee’s regularly scheduled January meeting, which it did in January 2015. Newly hired executive officers may, subject to the discretion of the Committee, receive an award of restricted stock units as of the date of their hire. The per-share exercise price for all stock options is equal to, and the number of restricted stock units is based on, the New York Stock Exchange closing price of Martin Marietta’s common stock on the date of the grant. The Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental.

All of Martin Marietta’s equity-based award plans have been approved by shareholders.

Stock Ownership Guidelines

Rather than stock ownership guidelines expressed as a multiple of salary, we employ stock ownership guidelines in the form of a required holding period of annual cash bonuses converted to Martin Marietta shares, with vesting on the third anniversary of the grant date. There is no additional holding period beyond the vesting date, however a significant portion of the executive compensation program is in the form of equity awards that vest over three, four or five-year periods.

Our CEO must invest a minimum of 35% of each year’s cash bonus award in common stock units of Martin Marietta. Executive officers must invest a minimum of 20% of their annual bonus. Stock is purchased at a 20% discount to the price on the grant date to account for the additional risk of taking a restricted stock payment in lieu of risk-free cash payment. In 2014, Mr. Nye deferred the maximum of 50% of his cash bonus in common stock units.

The stock ownership levels of our NEOs are consistent with typical tiered stock ownership guidelines employed by major U.S. companies.

Perquisites

Martin Marietta provides named executive officers with perquisites that the Committee believes are appropriate, reasonable and consistent with its overall compensation program to better enable Martin Marietta to attract and retain superior employees for key positions. The Committee periodically reviews the types and levels of perquisites provided to the named executive officers. The value of each of the named executive officer’s perquisites is included in the annual compensation set forth in the Summary Compensation Table.

In 2014, we provided personal use of leased automobiles to NEOs. We pay for the insurance, maintenance and fuel for such vehicles, and the value of personal mileage and use is charged to the NEO as imputed income. Martin Marietta also provides to executive officers and other employees certain other fringe benefits such as tuition reimbursement, airline club dues, professional society dues, and food and recreational fees incidental to official Company functions. We do not provide other perquisites, such as country club memberships or financial planning services, to the NEOs.

Retirement and Other Benefits

In order to maintain market competitive levels of compensation, we provide retirement and other benefits to the NEOs and other employees, including:

•	Medical and dental benefits

•	Life, accidental death and disability insurance

•	Pension and savings plans

The benefits under the defined benefit pension plan are more valuable for employees who remain with Martin Marietta for longer periods, thereby furthering our objectives of retaining individuals with more expertise in relevant areas and who can participate in management development for purposes of executive succession planning. All of Martin Marietta’s salaried employees in the United States are eligible to participate in our retirement and other plans, and the NEOs participate in the plans on the same terms as Martin Marietta’s other salaried employees.

Additional information regarding these benefits is under the heading Pension Benefits Table on page 51 and the accompanying narrative.

Potential Payments Upon Termination or Change of Control

We do not have written employment agreements with executives. Instead, each of our NEOs has a change-in-control (CIC) severance agreement (an Employment Protection Agreement) that provides for retention and continuity in order to minimize disruptions during a pending or anticipated CIC. The agreements are triggered only by a qualifying termination of employment following a CIC. Martin Marietta’s equity-based award plans and retirement plans also provide for certain post-termination payments and benefits, as well as the acceleration of time periods for purposes of vesting in, or realizing gain from, any outstanding equity award in the event of a CIC. The Committee believes these payments and benefits are also important to align the interests of the executive officers with the interests of the shareholders because the agreements will reduce or eliminate the reluctance to pursue potential change of control transactions that may ultimately lead to termination of their employment but otherwise be in the best interests of our shareholders. The Employment Protection Agreement is described on pages 53 to 54 of this Proxy Statement.

Tax and Accounting Implications

In administering the compensation program for NEOs, the Committee considers the applicability of Section 162(m) of the Code, the consequences under financial accounting standards, the tax consequences in our analysis of total compensation and the mix of compensation elements, base, bonus and long-term incentives. For example, we do not issue incentive stock options (ISOs), which would provide potential tax savings to the recipient, because of the negative tax and accounting consequences to the Company. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of one million dollars, unless the compensation qualifies as performance-based compensation within the meaning of the Code.

To preserve the deductibility of compensation, we intend that grants of long-term incentives are intended to qualify as “qualified performance-based compensation.” The Committee has the discretion to design and implement compensation elements that may not be deductible under Section 162(m) if the Committee determines that, despite the tax consequences, those elements are in our Company’s best interest to adopt. The Committee believes that the achievement of Martin Marietta’s general compensation policies and objectives that are currently in place best serves shareholder interests.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following tables show annual and long-term compensation, for services in all capacities to Martin Marietta, earned by the Chief Executive Officer, the Chief Financial Officer, and three other executive officers serving as such on December 31, 2014, which we refer to collectively as the “named executive officers” or “NEOs.” These tables and the accompanying narratives should be read in conjunction with the Compensation Discussion and Analysis section of this proxy statement, which provides a detailed overview of the methods used by Martin Marietta to compensate its officers, including the named executive officers.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years set forth below. Martin Marietta has not entered into any employment agreements with any of the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($) [2]	Option Awards ($) [3]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) [4]	All Other Compensation ($)[5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

C. Howard Nye	2014	928,755	715,000	4,418,415	589,817		710,125	241,092	7,603,204
Chairman, President	2013	875,000	455,000	1,028,441	528,048		48,860	166,959	3,102,308
and CEO	2012	850,000	390,000	773,950	363,543		520,648	128,368	3,026,509

Anne H. Lloyd	2014	510,775	407,280	2,093,845	199,906		604,298	79,879	3,895,982
Executive Vice	2013	495,400	261,600	330,913	178,934			61,901	1,328,748
President and CFO	2012	481,067	232,451	249,230	123,208		445,594	59,331	1,590,881

Roselyn R. Bar	2014	425,496	346,400	1,734,847	163,129		591,148	69,356	3,330,376
Senior Vice President,	2013	412,255	189,600	264,096	146,066			57,408	1,069,425
General Counsel and	2012	402,619	148,808	193,206	100,550		422,274	55,621	1,323,078
Corporate Secretary

Donald A. McCunniff	2014	349,442	282,000	1,418,203	131,432		141,894	54,572	2,377,543
Senior Vice President,	2013	338,900	156,000	213,591	117,684		73,372	36,622	936,169
Human Resources	2012	328,533	134,305	159,305	81,032		81,311	31,310	815,796

Daniel L. Grant[6] Senior Vice President, Strategy & Development	2014	328,667	234,360	1,260,978	70,861		107,937	42,373	2,045,177

[1]

The amounts in column (d) for 2014 reflect the cash bonuses to the named individuals earned in 2014 and paid in 2015 under annual incentive arrangements discussed in further detail on pages 34 to 35 under the heading “Annual Cash Incentive: Executive Incentive Plan.” The amounts in this column also include the amounts of bonus irrevocably deferred in common stock units at the election of each named executive officer pursuant to Martin Marietta’s Incentive Stock Plan, which is discussed in further detail on page 37 under the heading “Annual Incentive Feature: Performance-Based Stock Purchase Plan.” The number of stock units and the related grant date fair value attributable to the amounts of bonus so deferred by the named executive officers appear in columns (i) and (l), respectively, of the Grants of Plan-Based Awards Table on page 47. Column (e) includes the amounts mandatorily deferred in 2014 under the Incentive Stock Plan. Column (d) also includes the one-time strategic acquisition bonuses paid for 2014 discussed in further detail on pages 36 to 37 under the heading “Annual Cash Incentive: One-Time Strategic Acquisition Bonus” and the amounts deferred in 2014 for each of the named executive officers at his or her election, which are as follows: Mr. Nye, $165,000; Ms. Lloyd, $38,410; Ms. Bar, $28,300; Mr. McCunniff, $0; and Mr. Grant, $21,170.

[2]

The amounts in column (e) reflect the aggregate grant date fair value of awards made in the year reported, determined in accordance with FASB ASC Topic 718 (without any assumption for early forfeiture), of awards of restricted stock units (including performance-based restricted stock unit awards granted in 2014); awards related to the amount of cash bonus irrevocably and mandatorily deferred in common stock units by each named executive officer pursuant to Martin Marietta’s Incentive Stock Plan, which is discussed in further detail on page 37 under the heading “Annual Incentive Feature: Performance-Based Stock Purchase Plan”; and, for 2014, awards of performance shares, which are described in more detail on pages 40 to 41 under the heading “Performance Share Unit Awards (PSUs)” and one-time transformation equity grants discussed in more detail on pages 41 to 42 under the heading “One-Time Long-Term Transformation Equity Grants.” The amount included in the table for performance-based restricted stock unit awards granted in 2014 reflects the value of the units granted, which is subject to forfeiture if the executive does not remain in the employment of Martin Marietta for the requisite time period (generally three or four years). The amounts in column (e) do not include the 20% discount on the Incentive Stock Plan units, which is reported in column (i). The amount in column (e) also includes PSUs, which were first awarded in 2014, and assumes the number of shares based on the target level of performance. Assuming the maximum payout under the PSUs, which will be determined in January 2017 based on the Company’s performance in 2014-2016, the amounts reported above for 2014 would be as follows: Mr. Nye, $617,571; Ms. Lloyd, $349,494; Ms. Bar, $291,686; Mr. McCunniff, $239,174; and Mr. Grant, $227,039. Assumptions used in the calculation of these amounts are included in Note A to Martin Marietta’s audited financial statements for the fiscal year ended December 31, 2014, included in Martin Marietta’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015. The amounts of cash bonus deferred in 2014 at the election of each named executive officer are included in column (d). The amounts of cash bonus mandatorily deferred in 2014 for each of the named executive officers are as follows: Mr. Nye, $385,000; Ms. Lloyd, $76,820; Ms. Bar, $56,600; Mr. McCunniff, $45,500; and Mr. Grant, $42,340.

[3]

The amounts in column (f) reflect the grant date fair value, determined in accordance with FASB ASC Topic 718 (without any assumption for early forfeiture), of option awards made in the year reported. Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2014 are included in Note A to Martin Marietta’s audited financial statements for the fiscal year ended December 31, 2014, included in Martin Marietta’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015.

[4]

The amounts in column (h) reflect the aggregate increase in the actuarial present value of the named executive officer’s accumulated benefits during 2014, 2013 and 2012, respectively, under all defined benefit retirement plans established by Martin Marietta determined using interest rate and mortality rate assumptions consistent with those used in Martin Marietta’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The change in pension value and non-qualified deferred compensation earnings decreased for Ms. Lloyd and Ms. Bar from 2013 to 2014: $(97,432) and $(106,571), respectively, due to the effect of the increase in interest rates used for accounting measurement purposes.

[5]

The amount shown in column (i) for 2014 reflects for each named executive officer: matching contributions allocated by Martin Marietta to each of the named executive officers pursuant to the Savings and Investment Plan, which is more fully described on page 50 under the heading “Retirement and Other Benefits,” the value attributable to life insurance benefits provided to the named executive officers, which is more fully described on page 50 under the heading “Retirement and Other Benefits”; and the value attributable to personal use of leased automobiles provided by Martin Marietta. There was no personal use of the corporate plane by any NEOs in 2014. These values are included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount. None of the All Other Compensation elements included in column (i) that are not perquisites or personal benefits exceed $10,000. None of the elements that are perquisites or personal benefits exceed the greater of $25,000 or 10% of the total perquisites for each named executive officer. The amounts in column (i) also reflect the 20% discount from the market price of Martin Marietta’s common stock pursuant to the elective deferrals under the Incentive Stock Plan in each of 2014, 2013 and 2012, and the dollar value of dividend equivalents on units credited under the equity awards as computed for financial statement reporting purposes for each fiscal year ended December 31, 2014, 2013 and 2012 in accordance with FASB ASC Topic 718.

[6]	Mr. Grant was not a named executive officer for purposes of the Summary Compensation Table in 2013 or 2012.

Grants of Plan-Based Awards

The table below shows each grant of an award made to a named executive officer in the fiscal year ended December 31, 2014. This includes equity awards made to the named executive officers under Martin Marietta’s Stock-Based Award Plan and the Incentive Stock Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[7]
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. Howard Nye	1/20/15	[2]							6,335			687,538
	5/24/14	[3]							6,792			821,832
	5/24/14	[4]								13,584	121.00	589,817
	8/21/14	[5]				1,400	2,799	5,598				3,211,583
	8/21/14	[6]							22,070
Anne H. Lloyd	1/20/15	[2]		408,620	612,930
	1/20/15	[2]							1,328			144,128
	5/24/14	[3]							2,302			278,542
	5/24/14	[4]								4,604	121.00	199,906
	8/21/14	[5]				792	1,584	3,168				1,738,483
	8/21/14	[6]							11,878
Roselyn R. Bar	1/20/15	[2]		297,847	446,770
	1/20/15	[2]							978			106,142
	5/24/14	[3]							1,879			227,359
	5/24/14	[4]								3,757	121.00	163,129
	8/21/14	[5]				661	1,322	2,644				1,450,888
	8/21/14	[6]							9,913
Donald A. McCunniff	1/20/15	[2]		244,609	366,914
	1/20/15	[2]							525			56,978
	5/24/14	[3]							1,514			183,194
	5/24/14	[4]								3,027	121.00	131,432
	8/21/14	[5]				542	1,084	2,168				1,189,509
	8/21/14	[6]							8,127
Daniel L. Grant	1/20/15	[2]		230,067	345,101
	1/20/15	[2]							732			79,444
	5/24/14	[3]							816			98,736
	5/24/14	[4]								1,632	121.00	70,861
	8/21/14	[5]				519	1,029	2,058				1,119,902
	8/21/14	[6]							7,643

[1]

The amounts shown in column (d) reflect the target level of annual bonus that could have been earned in 2014 that was paid in 2014 pursuant to the Executive Incentive Plan. The amounts shown in column (e) reflect the maximum level of annual bonus that could have been earned in 2014. There is no threshold amount since the program does not provide for an amount to be paid if performance falls below the performance goals. These amounts shown in columns (d) and (e) have not been reduced by the amounts that were mandatorily and voluntarily invested pursuant to the Incentive Stock Plan, which are also reported in column (i) of this table corresponding to footnote 2. The amount earned in cash and voluntarily deferred is also included in column (c) of the Summary Compensation Table. Mandatory deferrals of payments under the Incentive Stock Plan into common stock units are included in column (e) of the Summary Compensation Table on page 45. Mr. Nye does not participate in the Executive Incentive Plan.

[2]

The amounts shown in column (i) include the amount of cash bonus earned in 2014 but paid in 2015 that was deferred in units of common stock under the Incentive Stock Plan. Participants in this program for 2014 were approved on May 22, 2014. These awards are discussed under the heading “Annual Incentive Feature: Performance-Based Stock Purchase Plan” on page 37. These awards are also included in columns (d) and (e) of this table and the Summary Compensation Table on page 45.

[3]

The amounts shown in column (i) reflect the number of shares of restricted stock units granted in 2014 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading “LTIP Grants” on pages 38 to 39. These awards are also included in column (e) of the Summary Compensation Table on page 45.

[4]

The amounts shown in column (j) reflect the number of options to purchase shares of Martin Marietta’s common stock granted in 2014 to each of the named executive officers pursuant to the Stock-Based Award Plan. These awards are discussed under the heading “LTIP Grants” on pages 38 to 39. These awards are also included in column (f) of the Summary Compensation Table on page 45.

[5]

The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum, respectively, levels of PSUs payable if the performance measurements are satisfied in the period 2014-2016. These awards are discussed under the heading “Performance Share Unit Awards” on pages 40 to 41.

[6]

The amounts shown in column (i) reflect the number of shares of restricted stock units granted in 2014 as a one-time equity grant, with five-year cliff vesting. These awards are discussed under the heading “One-Time Long-Term Transformation Equity Grants” on pages 41 to 42. These awards are also included in column (e) of the Summary Compensation Table on page 45.

[7]

The amounts shown in column (l) reflect the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The components of these amounts are included in columns (e), (f) and (i) of the Summary Compensation Table on page 45.

Stock-based incentive awards have been a significant component of Martin Marietta’s management compensation. In 1998, the Board of Directors adopted and Martin Marietta’s shareholders approved the Stock-Based Award Plan. In 2006, the shareholders approved amendments to the plan increasing the number of shares of Martin Marietta’s common stock available for restricted stock awards. They also approved amendments to the plan designed to more directly tie long-term compensation incentives to Martin Marietta’s performance and enhance flexibility in structuring long-term incentive compensation packages by providing a mix of different types of long-term stock-based incentives.

As amended, the plan authorizes the Management Development and Compensation Committee to award stock options, restricted stock and other stock-based incentive awards to employees of Martin Marietta for the purpose of attracting, motivating, retaining and rewarding talented and experienced employees. The plan also provides for the automatic grant of non-qualified stock options to non-employee Directors of Martin Marietta on an annual basis, or as otherwise determined by the Board of Directors. Since 2005, Martin Marietta’s long-term compensation program consists of a mix of options and restricted stock units for senior level employees and restricted stock for other select employees.

The awards granted in 2014 were based on the achievement by Martin Marietta of performance measures described under “LTIP Grants” on pages 38 to 39.

A maximum of 5,000,000 shares of Martin Marietta’s common stock are authorized under the plan for grants to key employees. Of that amount, 1,500,000 shares are available under the Plan for restricted stock awards. Each award under the plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. No individual may receive annual grants for more than 10% of the shares available under the plan.

Stock option awards to the named executive officers are made by the Committee, upon the recommendation of management of Martin Marietta, except for Mr. Nye, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. Under the applicable award agreements, the 2014 options will vest and become exercisable in four equal increments on May 22, 2015, 2016, 2017, and 2018, and expire 10 years from the date of grant. Options awarded in 2014 expire 90 days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. For options awarded in 2014, the award agreement states that the terms of all outstanding options will be unaffected by normal retirement or disability and in the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of Martin Marietta’s executive officers, the Committee, determines that all outstanding options will be unaffected by such retirement. In the event of a change of control (as defined in the plan), the vesting date of all outstanding options is accelerated so as to cause all outstanding options to become exercisable. The exercise price of the shares of common stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted.

Outstanding Equity Awards at Fiscal Year-End

The table below shows for each of the named executive officers information with respect to the unexercised stock options (columns (b), (c), (e), and (f)), stock unit awards (columns (g) and (h)) that have not vested, and equity incentive plan awards (columns (d), (i), and (j)) outstanding on December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
C. Howard Nye	13,165 15,707 15,039 11,196 9,456 8,158 3,618 0	0 0 0 0 3,153 8,159 10,857 13,584	[3] [4] [5] [6]		151.92 117.77 79.79 95.27 86.90 69.12 108.24 121.00	5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020 5/23/2023 5/22/2024	6,307 8,159 7,238 6,792 22,070 2,646 4,008	[7] [8] [9] [10] [11] [12] [13]	695,788 900,101 798,496 749,293 2,434,762 291,907 442,163	1,400	154,448
Anne H. Lloyd	8,602 10,263 9,060 3,794 3,205 2,767 1,226 0	0 0 0 0 1,069 2,765 3,679 4,604	[3] [4] [5] [6]		151.92 117.77 79.79 95.27 86.90 69.12 108.24 121.00	5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020 5/23/2023 5/22/2024	2,137 2,765 2,453 2,302 11,878 733 937	[7] [8] [9] [10] [11] [12] [13]	235,754 305,035 270,615 253,957 1,310,381 80,865 103,370	792	87,373
Roselyn R. Bar	7,021 8,377 7,394 3,096 2,613 2,256 1,001 0	0 0 0 0 872 2,257 3,003 3,757	[3] [4] [5] [6]		151.92 117.77 79.79 95.27 86.90 69.12 108.24 121.00	5/22/2015 5/28/2016 5/27/2017 5/27/2018 5/12/2019 5/24/2020 5/23/2023 5/22/2024	1,745 2,257 2,002 1,879 9,913 586 815	[7] [8] [9] [10] [11] [12] [13]	192,508 248,992 220,861 207,291 1,093,602 64,648 89,911	661	72,922
Donald A. McCunniff	1,818 806 0	1,819 2,420 3,027	[4] [5] [6]		69.12 108.24 121.00	5/24/2020 5/23/2023 5/22/2024	1,819 1,613 1,514 8,127 423 447	[8] [9] [10] [11] [12] [13]	200,672 177,946 167,024 896,571 46,665 49,313	542	59,793
Daniel L. Grant	0	1,632	[6]		121.00	5/22/2024	816 7,643	[10] [11]	90,021 843,176	519	57,256

[1]	Based on the closing price of our common stock as of December 31, 2014 ($110.32).

[2]	The amount for these outstanding awards of performance shares are presented at the threshold performance levels. The awards generally vest at December 31, 2016.

[3]	Options exercisable ratably in installments on May 12, 2015.

[4]	Options exercisable ratably in installments on May 24, 2015 and 2016.

[5]	Options exercisable ratably in installments on May 23, 2015, 2016 and 2017.

[6]	Options exercisable ratably in installments on May 24, 2015, 2016, 2017 and 2018.

[7]	Restricted stock units restrictions lapse on May 12, 2015.

[8]	Restricted stock units restrictions lapse on May 24, 2015.

[9]	Restricted stock units restrictions lapse on May 23, 2016.

[10]	Restricted stock units restrictions lapse on May 24, 2017.

[11]	Restricted stock units restrictions lapse August 21, 2019.

[12]	Incentive Stock Plan units restrictions lapse on December 1, 2015.

[13]	Incentive Stock Plan units restrictions lapse on December 1, 2016.

Option Exercises and Stock Vested

The table below shows on an aggregated basis for each of the named executive officers information on (1) the exercise of options for the purchase of Martin Marietta’s common stock and (2) the vesting of stock, including restricted stock units and Incentive Stock Plan units, during the last completed fiscal year. There are no awards of stock appreciation rights for Martin Marietta’s common stock or other similar instruments.

OPTION EXERCISES AND STOCK VESTED TABLE

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting[1] ($) (e)
C. Howard Nye			8,286	831,584
Anne H. Lloyd	16,815	1,060,138	2,589	270,729
Roselyn R. Bar	15,608	1,045,543	2,183	224,491
Donald A. McCunniff
Daniel L. Grant
[1]	The amounts in column (e) include the value of restricted stock unit awards at the time of vesting and the appreciation of both mandatory and voluntary contributions under the Incentive Stock Plan.

Retirement and Other Benefits

In order to maintain market competitive levels of compensation, we provide retirement and other benefits to the named executive officers and other employees. The benefits under the defined benefit pension plan are more valuable for employees who remain with Martin Marietta for longer periods, thereby furthering Martin Marietta’s objectives of retaining individuals with more expertise in relevant areas and who can participate in management development for purposes of executive succession planning. All of Martin Marietta’s salaried employees in the United States are eligible to participate in the following retirement and other plans. The named executive officers participate in the plans on the same terms as Martin Marietta’s other salaried employees.

Pension Plan. We have a defined benefit pension plan under which eligible full-time salaried employees of Martin Marietta who have completed five continuous years of employment with Martin Marietta, including the named executive officers, earn the right to receive certain benefits upon retirement on a reduced basis at or after age 55 and on an unreduced basis at or after age 62. Retirement benefits are monthly payments for life based on a multiple of the years of service and the final average eligible pay for the five highest consecutive years in the last ten years before retirement, less an offset for social security. The amount is equal to the sum of (A) plus (B) plus (C) below:

(A)	1.165% of the participant’s final average eligible pay up to social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(B)	1.50% of the participant’s final average eligible pay in excess of social security covered compensation, multiplied by the participant’s credited years of service up to 35 years;

(C)	1.50% of the participant’s final average eligible pay multiplied by the participant’s credited years of service in excess of 35 years.

Supplemental Excess Retirement Plan. We also have a nonqualified restoration plan that covers any employee in the defined benefit pension plan, including the named executive officers, who are highly compensated and whose qualified plan benefit is reduced by Internal Revenue Code benefit or pay limits in Sections 415(b) and 401(a)(17). The plan is based on the same formula as the qualified Pension Plan described above. Benefits under our nonqualified plan are paid from our general assets.

Savings and Investment Plan. The Savings and Investment Plan is a tax-qualified defined contribution retirement savings plan pursuant to which all employees in the United States, including the named executive officers, are eligible to contribute up to 25% or the limit prescribed by the Internal Revenue Service on a ROTH individual retirement account on a before-tax basis and up to an additional 17% on an after-tax basis not to exceed a total of 25%. We match 50% of the first 7% of pay that is contributed by employees to the Savings and Investment Plan up to Internal Revenue Service limitations. All contributions as well as any matching contributions are fully vested upon contribution. Prior to 2015, the Company sponsored two defined contribution savings plans, the Performance Sharing Plan for salaried employees and the Savings and Investment Plan for hourly employees generally. The two plans were merged in 2014.

Retiree Medical. Eligible salaried employees who commenced employment with Martin Marietta prior to December 1, 1999 and who retire with at least 5 years of service are currently eligible for retiree medical benefits for life. Eligible salaried employees who commenced employment with Martin Marietta between December 1, 1999 and December 31, 2001 and who retire with at least 15 years of service are currently eligible for retiree medical benefits until age 65. Eligible employees share the cost of retiree medical based on their years of service and a predetermined cap on total payments by Martin Marietta. Employees who commenced employment with Martin Marietta on or after January 1, 2002 are not eligible for retiree medical benefits. Mr. Nye, Mr. McCunniff and Mr. Grant are not eligible for retiree medical benefits as each commenced employment with Martin Marietta after 2002.

Medical Insurance. Martin Marietta provides an opportunity to all of its salaried employees in the United States and the employees’ immediate family to select health, dental and vision insurance coverage. Martin Marietta pays a portion of the premiums for this insurance for all employees. All employees in the United States, including the named executive officers, pay a portion of the premiums depending on the coverage they choose.

Life and Disability Insurance. Martin Marietta provides to all of its salaried employees in the United States, including the named executive officers, long-term disability and life insurance that provides up to 1.5 times base salary at no cost to the employee. All employees in the United States, including the named executive officers, can choose additional coverage and pay a portion of the premiums depending on the coverage they choose. In addition, Martin Marietta pays an amount equal to one year of base salary in the event of death of any active salaried employee.

Housing Allowance and Relocation Costs. Martin Marietta provides relocation benefits, including a housing allowance, to certain employees upon their employment with Martin Marietta or in conjunction with a job relocation or promotion.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Pension Plan and Supplemental Excess Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in Martin Marietta’s financial statements.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Numbers of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)[1] (d)	Payments During Last Fiscal Year ($) (e)
C. Howard Nye	Pension Plan SERP	8.417 8.417	270,104 1,710,739
Anne H. Lloyd	Pension Plan SERP	16.583 16.583	597,821 1,533,112
Roselyn R. Bar	Pension Plan SERP	20.500 20.500	845,088 1,479,241
Donald A. McCunniff	Pension Plan SERP	3.417 3.417	142,091 168,536
Daniel L. Grant	Pension Plan SERP	1.333 1.333	64,674 43,263

[1]

Amounts in column (d) reflect the valuation method and use the assumptions that are included in Notes A and J to Martin Marietta’s audited financial statements for the fiscal year ended December 31, 2014, included in Martin Marietta’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015.

The Pension Plan is a defined benefit plan sponsored by Martin Marietta and covers all of Martin Marietta’s executive officers, including the named executive officers, and substantially all of the salaried employees of Martin Marietta on a non-contributing basis. Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the Pension Plan is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement, and the participant’s number of years of credited service (1.165% of average compensation up to social security covered compensation for service up to 35 years and 1.50% of average compensation over social security covered compensation for service up to 35 years and 1.50% of average compensation for service over 35 years.) Benefits payable under the Pension Plan are subject to current Internal Revenue Code limitation, including a limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($260,000 in 2014). Martin Marietta’s Supplemental Excess Retirement Plan (“SERP”) is a restoration plan that generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Pension Plan. The SERP provides for a lump sum payment of the vested benefits provided by the SERP subject to the provisions of Section 409A of the Internal Revenue Code of 1986. Of the named executive officers, only Ms. Bar is eligible for early retirement, which allows for payment to employees who are age 55 with at least five years of service at a reduced benefit based on the number of years of service and the number of years prior to age 62 at which the benefits began. Mr. Nye, Ms. Lloyd, Mr. McCunniff, and Mr. Grant are not yet eligible for early retirement, but would still be eligible for payments at age 55 (age 59.417 for Mr. McCunniff and age 64.417 for Mr. Grant) at a reduced benefit based on the number of years of service and the number of years prior to age 65 at which the benefits began. The present value of the Pension Plan and SERP benefit, respectively, for Mr. Nye, Ms. Lloyd, Ms. Bar, Mr. McCunniff, and Mr. Grant, if they had terminated on December 31, 2014 and began collecting benefits at age 55 (age 59.417 for Mr. McCunniff and age 64.417 for Mr. Grant) would be as follows: Mr. Nye, $219,707 and $1,474,574, respectively; Ms. Lloyd, $554,685 and $1,520,925, respectively; Ms. Bar, $826,050 and $1,522,938, respectively; Mr. McCunniff, $0 and $0, respectively, since he is not vested in the plan; and Mr. Grant, $0 and $0, respectively, since he is not vested in the plan. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offset amounts.

Potential Payments Upon Termination or Change of Control

The discussion and tables below reflect the amount of potential payments and benefits to each of the named executive officers at, following, or in connection with any termination of such executive’s employment, including voluntary termination, involuntary not-for-cause termination, for-cause termination, normal retirement, early retirement, in the event of disability or death of the executive, and termination following a change of control. The amounts assume that such termination was effective as of December 31, 2014 and thus includes amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination at such time. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from Martin Marietta.

Payments Upon Any Termination. Regardless of the manner in which the employment of a named executive officer terminates, he or she is entitled to receive the amounts earned during the term of employment, including cash compensation earned during the fiscal year, amounts contributed by the employee and Martin Marietta’s matching contributions to the Savings and Investment Plan, unused earned vacation pay and amounts accrued and vested through Martin Marietta’s Pension Plan and SERP.

Payments Upon Voluntary Termination. In addition to the amounts described under the heading Payments Upon Any Termination, upon a voluntary termination of employment, the named executive officer would be entitled to receive the lower of the amount of cash contributed to the Incentive Stock Plan or the current market value of the common stock units credited to the employee measured by the NYSE closing price of Martin Marietta’s common stock on the date of termination.

Payments Upon Involuntary Not-For-Cause Termination. In addition to the amounts described under the heading Payments Upon Any Termination, upon an involuntary termination of employment not for cause, the named executive officer would be entitled to receive a prorated share of the common stock units credited to him or her under the Incentive Stock Plan paid out as shares of common stock and the remaining cash contribution invested by the employee in the plan.

Payments Upon Involuntary For-Cause Termination. In the event of involuntary termination for cause, which is defined in the Employment Protection Agreement and the Stock-Based Award Plan, the named executive officer would be entitled to receive the payments and benefits described under the heading Payments Upon Voluntary Termination.

Payments Upon Retirement. In the event of the retirement at age 62 or above of a named executive officer, in addition to the items described under the heading Payments Upon Any Termination, the executive will continue to hold all outstanding options unaffected by the retirement and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the retirement; will vest in all outstanding awards of common stock units under the Incentive Stock Plan; will be eligible to receive health and welfare benefits as described under the heading Retiree Medical on page 51 (except Mr. Nye, Mr. McCunniff and Mr. Grant, who are not eligible for Retiree Medical); and will continue to receive life insurance coverage until his or her death.

Payments Made Upon Early Retirement. In the event of the retirement prior to reaching age 62 but on or after reaching age 55, the named executive officer will receive benefits as described under the heading Payments Upon Voluntary Termination. In addition, the named executive officer will receive reduced benefits of the type described under Pension Benefits on page 51 and may be eligible for benefits described under the heading Retiree Medical on page 51 at a higher cost.

Payments Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the payments and benefits under the headings Payments Upon Any Termination, the named executive officer or their estate will receive benefits under Martin Marietta’s long-term disability plan or life insurance plan, as appropriate, and a death benefit payment equal to the then-current base salary of such employee paid under the Pension Plan plus one month base salary. In addition, in the event of death, all awards of restricted stock units and options will vest and the executive or their estate will have one year to exercise the options. In the event of disability, the executive will continue to hold all outstanding options unaffected by the disability and retain such options for the remainder of the outstanding term; will continue to hold all awards of performance-based restricted stock unit awards for the remainder of the outstanding term unaffected by the disability; and will vest in all outstanding awards of common stock units under the Incentive Stock Plan.

Payments Upon a Change of Control. Martin Marietta has entered into Employment Protection Agreements, as amended from time to time, with each of the named executive officers. The purpose of these agreements is to provide Martin Marietta’s key executives with payments and benefits upon certain types of terminations within two years and 30 days following a “Change of Control.” For purposes of the agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding common stock of Martin Marietta or the combined voting power of Martin Marietta’s outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Martin Marietta’s assets following which Martin Marietta’s shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, or (iv) a liquidation or dissolution of Martin Marietta.

The agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without “Cause” (as defined in the agreements) or terminates his employment with “Good Reason” (as defined in the agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control (except as described below), Martin Marietta is obligated to pay the executive, in a lump sum, an amount equal to three times the sum of the executive’s base salary, annual bonus, perquisites and Martin Marietta’s match to the defined contribution plan; the payment of a pro-rata annual target bonus in the year of termination as determined under the Executive Incentive Plan (for Mr. Nye such target bonus is 100% for purposes of the Employment Protection Agreement); and a continuation of health, medical and other insurance benefits for a period of three years following termination. The rationale for selecting these triggers is to encourage the named executive officers to remain focused on Martin Marietta, its performance and matters that are in the best interests of its shareholders rather than be distracted by the personal impact to their employment that the Change of Control may have. The rationale for selecting the latter trigger is to provide an incentive for the executive to remain with Martin Marietta for at least two years following a Change of Control and provide a limited period during which the executive could terminate his or her employment for no reason and obtain payment under his or her Employment Protection Agreement. For purposes of the agreements, “base salary” means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control, and “annual bonus” means the executive’s highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive’s termination of employment. In addition, for three years following termination of employment, Martin Marietta must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Executives also are credited with an additional three years of service under the defined benefit plan, are eligible to retire after age 55 without reduction in benefits and with a lump sum payment based on a 0% discount rate. Martin Marietta must also continue to provide the executive all benefits provided under Martin Marietta’s defined benefit and defined contribution retirement plans and provide the executive with the same retiree medical benefits that were in effect for retirees immediately prior to the Change of Control. Furthermore, the agreements provide for “gross up” payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts. Gross-up payments are provided to ensure that executives retain the full value of these awards in these termination scenarios. The agreements also have confidentiality requirements to ensure that the executives do not disclose any confidential information relating to Martin Marietta.

The term of the agreements is one year following their effective dates. On each anniversary date of the effective date, the agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension. If, prior to termination, a Change of Control occurs or the Board becomes aware of circumstances which in the ordinary course result in a Change of Control, then under no circumstances will the agreements terminate prior to 31 days after the second anniversary of the Change of Control.

In addition, Martin Marietta’s Amended and Restated Stock-Based Award Plan, pursuant to which equity-based awards are made to the executive officers, provides that upon the occurrence of a change of control of Martin Marietta as provided in the Employment Protection Agreements, all time periods for purposes of vesting in, or realizing gain from, any outstanding award under the plan will automatically accelerate.

Value of Payments Upon Termination. The following tables show the potential incremental value of payments to each of our named executive officers upon termination, including in the event of a Change of Control of Martin Marietta, assuming a December 31, 2014 termination date and, where applicable, using the NYSE closing price of our common stock of $110.32 on December 31, 2014.

POTENTIAL INCREMENTAL VALUE OF PAYMENTS UPON TERMINATION

OR CHANGE OF CONTROL AT DECEMBER 31, 2014

Name	Benefit or Payment[1]	Retirement[10] ($)	Involuntary Not-for-Cause Termination ($)	Disability ($)	Death ($)	Change- of- Control ($)
C. Howard Nye	Cash Severance[2]					4,903,546
	Unvested Restricted Stock Units[3]	5,578,441		5,578,441	5,578,441	5,578,441
	Unexercisable Options[4]			432,577	432,577	432,577
	Unvested Incentive Stock Plan Units[5]	174,069	85,325	174,069	174,069	174,069
	Performance Shares[6]	308,786		308,786	308,786	308,786
	Retirement Plans[7]			1,983,534	635,006	5,411,328
	Health and Welfare Benefits[8]					71,203
	Retiree Medical Benefits[9]
	Excise Tax & Gross-up					6,773,323
Anne H. Lloyd	Cash Severance[2]					2,542,211
	Unvested Restricted Stock Units[3]	2,375,741		2,375,741	2,375,741	2,375,741
	Unexercisable Options[4]			146,606	146,606	146,606
	Unvested Incentive Stock Plan Units[5]	44,372	22,374	44,372	44,372	44,372
	Performance Shares[6]	174,747		174,747	174,747	174,747
	Retirement Plans[7]			551,714	28,694	3,609,298
	Health and Welfare Benefits[8]					8,965
	Retiree Medical Benefits[9]
	Excise Tax & Gross-up					3,777,888
Roselyn R. Bar	Cash Severance[2]					2,018,127
	Unvested Restricted Stock Units[3]	1,963,255		1,963,255	1,963,255	1,963,255
	Unexercisable Options[4]			119,657	119,657	119,657
	Unvested Incentive Stock Plan Units[5]	36,956	18,367	36,956	36,956	36,956
	Performance Shares[6]	145,843		145,843	145,843	145,843
	Retirement Plans[7]			142,883		2,429,440
	Health and Welfare Benefits[8]					50,964
	Retiree Medical Benefits[9]					49,380
	Excise Tax & Gross-up					2,861,930
Donald A. McCunniff	Cash Severance[2]					1,664,372
	Unvested Restricted Stock Units[3]	1,442,213		1,442,213	1,442,213	1,442,213
	Unexercisable Options[4]			79,976	79,976	79,976
	Unvested Incentive Stock Plan Units[5]	19,502	10,864	19,502	19,502	19,502
	Performance Shares[6]	119,587		119,587	119,587	119,587
	Retirement Plans[7]			421,258		805,830
	Health and Welfare Benefits[8]					30,434
	Retiree Medical Benefits[9]
	Excise Tax & Gross-up					1,864,225
Daniel L. Grant	Cash Severance[2]					1,193,534
	Unvested Restricted Stock Units[3]	933,197		933,197	933,197	933,197
	Unexercisable Options[4]
	Unvested Incentive Stock Plan Units[5]
	Performance Shares[6]	113,519		113,519	113,519	113,519
	Retirement Plans[7]			145,059		261,589
	Health and Welfare Benefits[8]					29,669
	Retiree Medical Benefits[9]
	Excise Tax & Gross-up					967,196
[1]

The table does not include information with respect to plans or arrangements that are available generally to all salaried employees and that do not discriminate in favor of executive officers. The table reflects the incremental value over the amounts to which the named executive officer would have been entitled on a voluntary resignation on December 31, 2014.

[2]	Assumes all earned base salary has been paid.

[3]	Reflects the estimated lump-sum intrinsic value of all unvested restricted stock units.

[4]	Reflects the estimated lump-sum intrinsic value of unvested stock options.

[5]	Reflects the difference between the value of the unvested Incentive Stock Plan share units at year-end and the amount of cash invested by the executive officer in the share units.

[6]	Reflects the estimated lump-sum intrinsic value of all unvested performance shares.

[7]

The table does not include information related to the form and amount of payments or benefits that are not enhanced or accelerated in connection with any termination that would be provided by Martin Marietta’s retirement plans, which is disclosed in the Pension Benefits Table and the accompanying narrative on page 51. Change of Control values include the incremental value of the benefit (including three times Martin Marietta’s match to the defined contribution plan) payable upon a qualifying termination of employment following a Change of Control.

[8]

Reflects the estimated incremental lump-sum present value of all future premiums that would be paid on behalf of the named executive officer under Martin Marietta’s health and welfare plans, including long-term disability and life insurance.

[9]

Reflects the estimated incremental value of the benefit to which the named executive officer would be entitled payable on a Change of Control. Assumes postretirement medical coverage begins after 3 years of active welfare coverage but no earlier than age 55.

[10]	Mr. Nye, Ms. Lloyd, Mr. McCunniff, and Mr. Grant were not eligible to retire on December 31, 2014. Reflects the value as if Mr. Nye, Ms. Lloyd, Mr. McCunniff, and Mr. Grant were retirement eligible.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

(Item 3 on Proxy Card)

Public companies are required to provide their shareholders with a periodic opportunity to endorse or not endorse our executive officer pay program and policies. The Board of Directors has elected to do so annually and intends to present through the following non-binding resolution for approval by shareholders at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the overall compensation paid to Martin Marietta’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement in the Compensation Discussion and Analysis and in the narrative and tabular disclosure under the heading “Executive Compensation.”

Shareholders are urged to read the Compensation Discussion and Analysis and consider the various factors regarding compensation that are discussed. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation policies have enabled us to implement our compensation philosophy and achieve its goals. We believe that compensation awarded to our named executive officers in 2014 was appropriate and aligned with 2014 performance and position for growth in future years. The results of the vote on this resolution are advisory and will not be binding upon the Board of Directors. However, the Board values our shareholders’ opinions, and consistent with our record of shareholder engagement, will consider the outcome of the vote in making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information as of December 31, 2014 regarding Martin Marietta’s compensation plans that allow Martin Marietta to issue its equity securities. Martin Marietta’s equity compensation plans consist of the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors (the “Directors’ Plan”), the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the “Stock-Based Award Plan”), under which the Martin Marietta Materials, Inc. Incentive Stock Plan (the “Incentive Stock Plan”) was adopted, the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan (the “Omnibus Securities Award Plan”), and the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the “Achievement Plan”). Martin Marietta’s shareholders have approved all of these plans. Martin Marietta has not entered into any individual compensation arrangements that would allow it to issue its equity securities to employees or non-employees in exchange for goods or services.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)[3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,100,978	[1]	$111.43	667,439	[4]
Equity compensation plans not approved by shareholders	316,683	[2]	$59.18	1,848,527	[5]
TOTAL	1,417,661		$96.14	2,515,966

[1]

Includes 737,752 stock options that have a weighted-average exercise price of $112.56; 335,618 restricted stock units that have a $0 exercise price; and 27,608 stock units granted in accordance with Martin Marietta’s Incentive Stock Plan that are credited to participants at an average weighted cost of $81.29. The restricted stock units and stock units granted in accordance with Martin Marietta’s Incentive Stock Plan represent Martin Marietta’s obligation to issue shares in the future subject to certain conditions in accordance with Martin Marietta’s Stock-Based Award Plan.

[2]	Represents stock options granted to legacy TXI employees.

[3]	The weighted-average exercise price does not take into account the restricted stock units and stock units for which there is no exercise price.

[4]

Includes shares of Martin Marietta’s common stock available for issuance (other than those reported in column (a)) under Martin Marietta’s equity compensation plans as of December 31, 2014 in the following amounts: Directors’ Plan (156,454 shares), Stock-Based Award Plan (303,010 shares), and Shareholder Value Achievement Plan (207,975 shares). Also excludes Texas Industries Inc. stock-based award plans (1,848,527 shares). The Directors’ Plan provides that nonemployee directors may elect to receive all or a portion of their fees in the form of common stock. Under the Achievement Plan, awards can be granted to key senior employees based on certain common stock performance over a long-term period. No awards have been granted under this plan since 2000.

[5]	Represents shares of Martin Marietta’s common stock available for issuance to legacy TXI employees.

On July 1, 2014, in conjunction with the merger of Texas Industries, Inc. (TXI) into a wholly-owned subsidiary of Martin Marietta, the Company assumed the TXI 2004 Omnibus Equity Compensation Plan (the TXI Legacy Plan) and TXI’s Management Deferred Compensation Plan (the TXI DC Plan) and shares available for future issuance under the TXI Legacy Plan and the TXI DC Plan following the merger.

Description of the TXI Legacy Plan

The TXI Legacy Plan became effective as of July 11, 2012 and will terminate on July 11, 2022 unless sooner terminated. All legacy employees of TXI and its affiliates and subsidiaries are eligible to receive awards.

The Company’s Management Development and Compensation Committee (the Committee) may grant incentive stock options and non-qualified stock options and stock appreciation rights (either alone or in tandem with options) under the TXI Legacy Plan. These awards may have terms of up to ten years from the date of grant. The Committee may award restricted stock and restricted stock units, subject to such vesting schedules, limitations on transfer and other restrictions as the Committee may determine. The Committee may award performance units and performance shares to participants under the TXI Legacy Plan. Performance units have an initial value determined by the Committee, while performance shares will have an initial value based on the fair market value of the stock on the date of grant. Such awards will be earned only if performance goals over performance periods established by or under the direction of the Committee are met.

Subject to the terms of the TXI Legacy Plan, the Committee may grant other equity-based awards on such terms as it may determine. The Committee may establish performance goals in its discretion. Such awards may involve the transfer of actual shares to participants or the payment in cash or otherwise of amounts based on the value of shares.

If Martin Marietta is dissolved or liquidated, or if substantially all of its assets are sold or there is a merger or consolidation and the acquiring or surviving entity does not substitute equivalent awards for the awards then outstanding, each award granted under the TXI Legacy Plan will become fully vested and exercisable and all restrictions on it will lapse. All options and stock appreciation rights not exercised upon the occurrence of such a corporate event will terminate, and the Company may, in its discretion cancel all other awards then outstanding and pay the award holder its then current value as determined by the Committee.

Description of the Deferred Compensation Plan

The TXI DC Plan became effective as of July 11, 2012 and will terminate on July 11, 2022 unless sooner terminated. Key management legacy employees of TXI, its subsidiaries and its affiliates are eligible to participate in the TXI DC Plan. Under the terms of the TXI DC Plan, participants may elect each year to defer all or a portion of their eligible compensation received during that year.

In lieu of receiving the compensation being deferred, participants will be awarded restricted stock units. At the discretion of the Committee, a participant may be entitled to receive dividend equivalents with respect to dividends declared on shares of common stock. The Committee may determine that additional awards of matching restricted stock units will be made to participants and the rate at which matching restricted stock units will be awarded. The matching restricted stock units will have the same deferral period and forfeiture and cancelation provisions as the restricted stock units that are being matched, except that matching restricted stock units may vest in accordance with such schedule as the Committee may determine.

If Martin Marietta is dissolved or liquidated, or if substantially all of its assets are sold (or there is a merger or consolidation) and the acquiring or surviving entity does not substitute equivalent awards for the awards then outstanding, each award granted under the TXI DC Plan will become fully vested and all restrictions on it will lapse.

INCORPORATION BY REFERENCE

The Audit Committee Report beginning on page 24 and the Management Development and Compensation Committee Report beginning on page 25 do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Martin Marietta under the Securities Act of 1933 or the Securities Exchange Act of 1934, or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, except to the extent that Martin Marietta specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference.

SHAREHOLDERS’ PROPOSALS FOR 2016 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2016 Annual Meeting of Shareholders of Martin Marietta must be received by the Secretary of Martin Marietta no later than December 21, 2015 in order to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of Martin Marietta establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders, including the nomination of any person for election as Director. In general, written notice must be received by the Secretary of Martin Marietta at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the preceding year’s proxy statement in connection with the annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Accordingly, to be considered at the 2015 Annual Meeting of Shareholders, proposals must be received by the Secretary of Martin Marietta no earlier than January 17, 2016 and no later than February 16, 2016. Any waiver by Martin Marietta of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate Martin Marietta to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of Martin Marietta will be furnished one without charge upon written request to the Secretary of Martin Marietta at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

MARTIN MARIETTA MATERIALS, INC.

April 16, 2015

APPENDIX A

MARTIN MARIETTA

GUIDELINES FOR POTENTIAL NEW BOARD MEMBERS

Preamble: The following considerations are one of the tools used to assist the Nominating and Corporate Governance Committee in the exercise of its responsibility to evaluate the suitability of new potential candidates for the Board of Directors, consistent with any criteria set out in Martin Marietta’s Corporate Governance Guidelines. In evaluating a new potential candidate who is not an employee or former employee of Martin Marietta, the Nominating and Corporate Governance Committee would take into consideration the extent to which the candidate has the personal characteristics and core competencies outlined in one or more of the guidelines set out below, and would take into account all other factors it considers appropriate, including the overall composition of the Board. These guidelines are in addition to and are not intended to change or interpret any law or regulation, or Martin Marietta’s Articles of Incorporation or Bylaws. The guidelines are subject to modification from time to time by the Nominating and Corporate Governance Committee.

1.	Candidates should have a long-term history of the highest integrity and should ascribe fully to the ethics program of Martin Marietta.

2.	Candidates should be experienced, seasoned and have mature business judgment. It would be desirable if they are still active in their careers.

3.	Consideration should be given to matching the geographic base of the candidate with the geographic coverage of Martin Marietta.

4.

Consideration should be given to diversity on the Board. Such diversity may include type of experience, education, skill sets, ethnic origin, gender and other items that will enable the Board to have a broad knowledge base and diverse viewpoints.

5.	Generally, candidates should not come from firms or companies that are significant sellers or buyers of goods and services to or from Martin Marietta.

6.

Candidates who would serve on Martin Marietta’s Audit Committee, Nominating and Corporate Governance Committee, or Management Development and Compensation Committee should be “independent” as defined by the Securities and Exchange Commission, the New York Stock Exchange and Martin Marietta’s Corporate Governance Guidelines.

7.

Given the nature of Board governance, the background and expertise of candidates should reflect the skill needs of the Board and Martin Marietta. With the Securities and Exchange Commission requirements with respect to audit committees and the financial nature of much of what the Board is responsible for, a significant number of Board members need to have strong financial knowledge.

8.

Candidates should have significant professional experience to make a significant contribution to the Board such that the overall composition of the Board includes expertise in the following areas: audit committee financial experts, legal, human resources, business strategy, marketing, the primary businesses in which Martin Marietta operates, and other areas of importance to Martin Marietta.

9.	Public company experience is highly desirable.

10.	Candidates from education or nonprofit organizations will be considered where there is a specific priority need identified by the Board and where such a candidate can add value.

11.	Board candidates ideally would serve on no more than three for-profit boards inclusive of Martin Marietta Materials to assure adequate time to discharge the duties of a Board member.

A-1

APPENDIX B

RECONCILIATION OF NON-GAAP MEASURES

Gross margin as a percentage of net sales represents a non-GAAP measure. The Company presents this ratio based on net sales, as it is consistent with the basis by which management reviews the Company’s operating results. Management believes it is consistent with the basis by which investors analyze the Company’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin calculated as percentages of total revenues represents the most directly comparable financial measure calculated in accordance with generally accepted accounting principles (GAAP).

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by GAAP and, as such, should not be construed as an alternative to net earnings or operating cash flow.

Adjusted earnings per diluted share (“Adjusted EPS”) for the year ended December 31, 2014, is a non-GAAP measure that excludes the impact of TXI acquisition-related expenses, net, and the impact of the write-up of acquired inventory to fair value. The Company presents this measure to allow investors to analyze and forecast the Company’s operating results given that these costs are nonrecurring.

The following presents (i) the calculations of gross margin for the years ended December 31, 2014 and 2013 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales; (ii) a reconciliation of net earnings attributable to Martin Marietta to consolidated EBITDA for the years ended December 31, 2014 and 2013; and (iii) the reconciliation of earnings per diluted share to Adjusted EPS for the year ended December 31, 2014.

(in all tables, dollars, other than per share amounts, in thousands)

Consolidated Gross Margin in Accordance with GAAP for years ended December 31:

	2014	2013
Gross profit	$522,360	$363,957

Total revenues	$2,957,951	$2,155,551

Gross margin	17.7%	16.9%

Consolidated Gross Margin (Excluding Freight and Delivery Revenues) for years ended December 31:

	2014	2013
Gross profit	$522,360	$363,957

Total revenues	$2,957,951	$2,155,551
Less: Freight and delivery revenues	(278,856)	(212,333)

Net sales	$2,679,095	$1,943,218

Gross margin (excluding freight and delivery revenues)	19.5%	18.7%

Heritage Consolidated Gross Margin in Accordance with GAAP for years ended December 31:

	2014	2013
Heritage gross profit	$454,625	$363,957

Heritage total revenues	$2,418,920	$2,155,551

Heritage gross margin	18.8%	16.9%

B-1

Heritage Consolidated Gross Margin (Excluding Freight and Delivery Revenues) for years ended December 31:

	2014	2013
Heritage gross profit	$454,625	$363,957

Heritage total revenues	$2,418,920	$2,155,551
Less: Heritage freight and delivery revenues	(251,404)	(212,333)

Heritage net sales	$2,167,516	$1,943,218

Heritage gross margin (excluding freight and delivery revenues)	21.0%	18.7%

Consolidated EBITDA for years ended December 31:

	2014	2013
Net earnings attributable to Martin Marietta	$155,601	$121,337
Add back:	66,067	53,467
Interest expense	94,729	43,496
Income tax expense for controlling interests	220,553	171,919

Depreciation, depletion and amortization expense	$536,950	$390,219

Consolidated EBITDA

Adjusted Earnings per Diluted Share for year ended December 31, 2014:

Earnings per diluted share in accordance with GAAP	$2.71
Add back:
Per diluted share impact of TXI acquisition-related expenses, net	0.91
Per diluted share impact of selling acquired inventory due to markup to fair value	0.12

Adjusted earnings per diluted share	$3.74

B-2

Martin Marietta

2710 Wycliff Road

Raleigh, NC 27607

919-781-4550

www.martinmarietta.com

NYSE Stock Symbol: MLM

ANNUAL MEETING OF SHAREHOLDERS OF

MARTIN MARIETTA MATERIALS, INC.

May 21, 2015

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement, form of proxy card and 2014 Annual Report to Shareholders are available for review on the Internet at ir.martinmarietta.com/annuals-proxies.cfm.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

¢	00033333300000000000 3	052115

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ITEMS 1, 2, and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1.	Election of Directors:	FOR	AGAINST	ABSTAIN
		David G. Maffucci	☐	☐	☐
		William E. McDonald	☐	☐	☐
		Frank H. Menaker, Jr.	☐	☐	☐
		Richard A. Vinroot	☐	☐	☐
	2.	Ratification of selection of Ernst & Young LLP as independent auditors.	☐	☐	☐
	3.	Approval, by a non-binding advisory vote, of the compensation of Martin Marietta Materials, Inc.’s named executive officers.	☐	☐	☐
	4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

This proxy is solicited by the Board of Directors of Martin Marietta Materials, Inc. and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors, FOR the ratification of selection of Ernst & Young LLP as independent auditors, and FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers. The Board of Directors recommends voting FOR each item.

Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

	0		¢
	MARTIN MARIETTA MATERIALS, INC.
	Proxy solicited by the Board of Directors for the
	Annual Meeting to be held May 21, 2015

The undersigned hereby appoints C. Howard Nye and Anne H. Lloyd, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 21, 2015, and at any adjournment thereof.

	(Continued and to be signed on the reverse side)
¢	1.1	14475	¢